Exhibit 1

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

[Translation]

Securities Code: 7882
March 9, 2011

Dear Shareholders:

22-1, Higashi-Gotanda 1-chome,

Shinagawa-ku, Tokyo

ARONKASEI CO., LTD.

Akira Yada

Representative Director and President

Notice of Convocation of the 86th Annual Shareholders Meeting

You are hereby notified that the 86th Annual Shareholders Meeting of ARONKASEI CO., LTD. (the “Company”) will be held as stated below (the “Meeting”). You are respectfully requested to attend the meeting.

If you are unable to attend the meeting, you may exercise your voting rights in writing. You are kindly requested to examine the Reference Documents for the Shareholders Meeting set out below and indicate your approval or disapproval of each proposal on the Voting Form enclosed herewith and return it to us no later than 5:00 p.m. on March 24, 2011 (Thursday).

Yours faithfully,

1.	Date and Time:	March 25, 2011 (Friday), 10:00 a.m.

2.	Place:	22-1, Higashi-Gotanda 1-chome, Shinagawa-ku, Tokyo
8th Floor, Gotanda AN Building
Head office of the Company, Conference Room

3.	Purpose of the Meeting:

Matters to be reported:		[Omitted]

Matters to be resolved:

	Proposal No. 1:	Approval of Share Exchange Agreement between the Company and TOAGOSEI CO., LTD.

	Proposal No. 2:	Appropriation of surplus

	Proposal No. 3:	[Omitted]

	Proposal No. 4:	[Omitted]

End of document.

[Omitted]

Attachment

[Omitted]

Reference Documents for the Shareholders Meeting

Proposals and Information

Proposal No. 1:	Approval of Share Exchange Agreement between the Company and TOAGOSEI CO., LTD.

The Company and TOAGOSEI CO., LTD. (“Toagosei”), on February 10, 2011, at respective meetings of their boards of directors, passed a resolution to conduct a share exchange where Toagosei was to become the wholly owning parent company in share exchange of the Company, and the Company was to become a wholly owned subsidiary in share exchange of Toagosei through a share exchange (the “Share Exchange”), and a share exchange agreement (the “Share Exchange Agreement”) was also executed on the same date.

Therefore, you are hereby requested to approve the Share Exchange Agreement.

The reason for conducting the Share Exchange and the details of the Share Exchange Agreement is as set out below.

1.	Reason for conducting the Share Exchange

Toagosei group, with its background in technological capabilities, aims to become a highly profitable value-creation-type corporate group which creates new products and businesses for growth while continuing to create distinctive highly functional materials in its business areas of commodity chemicals, acrylic products, functional products, and plastics. The medium-term business plan “ALL TOA 2013”, which was implemented in fiscal year 2011, was based on this corporate vision. The theme of “ALL TOA 2013” is “further growth through collaborative expertise”, and through the sharing of individually enhanced wisdom, and know-how gained through accumulated experience, and increased sharing of resources within the group and the outside resources, the Toagosei group will aim to become a highly profitable value-creation type corporate group. The Share Exchange is in line with this policy of “ALL TOA 2013”, and since wisdom within the group is shared and cooperation is strengthened, it will be the basis of new development of Toagosei group.

The Company was listed on the Osaka Securities Exchange Co., Ltd. in September 1995, and on the Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) in September 1996, thereafter steadily improved its performance and has recorded a net income every year. The Company’s strength is its ability to propose developments supported by technology, and it has developed a group of products dominating the market in the area of plastics. These products include rigid vinyl chloride pipes (vinyl chloride pipes), vinyl chloride measure and portable toilets. The Company was the initial manufacturer of vinyl chloride pipes in Japan, and such vinyl chloride pipes are registered as Essential Historical Material for Science and Technology. The Company has had a close relationship with Toagosei since its incorporation, and the vinyl chloride pipes mentioned above were completed using technology of Toagosei Chemical Industry Co., Ltd. (currently Toagosei). They currently exchange technology and personnel as well. The Company is expecting medium to long-term growth from its basic policy of strengthening its manufacturing operations, in the medium-term management plan started in 2011. On the other hand, in the business environment, issues such as a decrease in public investments and the number of housing construction starts, an annual decline in the profitability of plastics fields such as commodities manufactured in plastics, and limited contributions by new business areas, have been recognized.

Toagosei, which aims to become a highly profitable value-creation-type corporate group which creates distinctive highly functional materials in each business area, may expect new business development by further developing technology, know-how, and ideas through strengthening cooperation with the Company, which promotes an enhanced value-added strategy in the plastics business, thus leading to a strengthening of their business foundations. Also, Toagosei considers that the conversion of the Company into a wholly-owned subsidiary will enable prompt management decisions and efficient business operations. In addition, through sharing information with Toagosei in terms of research and technology development, sales development, manufacturing technology and management systems and closer cooperation with management resources, expansion of business and efficient operation will be realized.

The Company has also carefully examined the proposal from Toagosei for becoming a wholly-owned subsidiary, recognizing the current conditions mentioned above. As a result, the following group synergies in business are expected:

a) The Company may serve its responsibility in the field of plastics in Toagosei group which promotes development into the downstream segment as one of its group strategies;

b) product development will be possible utilizing Toagosei group’s know-how and technology in chemistry which tends to be lacking in the Company; and

c) in the course of globalization of the market, by utilizing Toagosei group’s overseas bases and business connections, the Company will be able to enter overseas markets.

Thus, the Company came to the decision that by further strengthening the cooperation between Toagosei and the Company as a result of the Company becoming a wholly-owned subsidiary of Toagosei through the Share Exchange, and realizing group management based on efficient and prompt decision-making, the optimization of the group synergy mentioned above may be expected.

Toagosei and the Company are considering responding to the expectations of shareholders of both companies through structuring as soon as possible a system which enables mobile and efficient execution of Toagosei group’s management strategy, and thus enhances the corporate value of the entire group through implementation of these measures.

2.	Outline of the details of the Share Exchange Agreement

Please see page 1 of Appendix, “Appendix 1 Share Exchange Agreement (Copy)” for the details of the Share Exchange Agreement.

3.	Matters concerning appropriateness of the consideration for the Share Exchange

(1)	Matters concerning the appropriateness of the total and the allotment of the consideration for the Share Exchange

For every one (1) share of the Company’s common shares, 1.25 shares of Toagosei common shares will be allocated. However, no shares will be allotted through the Share Exchange for 24,419,334 shares of the Company’s common shares currently held by Toagosei.

Toagosei shall deliver by allotment 19,472,501 common shares through the Share Exchange, and the shares to be delivered therefor are scheduled to be appropriated by the treasury shares held by Toagosei (11,729,393 shares as of January 31, 2011. For treasury shares scheduled to be acquired in the future, please refer to “5. Matters concerning financial statements, etc. (2) (ii) 2. Acquisition of treasury shares” on page 43). In case of any shortfall due to appropriation of treasury shares, new common shares are scheduled to be issued. The Company is scheduled to cancel all treasury shares (including shares acquired by the Company in response to the dissenting shareholders’ share purchase demand pursuant to Article 785 of the Companies Act to be exercised in connection with the Share Exchange) held up to the time immediately prior to Toagosei acquiring (the “Record Time”) all of the issued and outstanding shares of the Company (excluding, however, the shares of the Company held by Toagosei) through the Share Exchange by resolution of the board of directors’ meeting to be held up to the day immediately preceding the effective date. The number of shares to be delivered by allotment through the Share Exchange is subject to amendment in the future due to reasons such as the cancellation of treasury shares by the Company.

(i)	Basis for Calculation

In order to ensure the fairness and appropriateness of the share exchange ratio associated with the Share Exchange, the Company and Toagosei decided to request that independent third parties calculate the share exchange ratio, respectively. The Company appointed Price Waterhouse Coopers Co., Ltd. (“PwC”) and Toagosei appointed Daiwa Securities Capital Markets Co., Ltd. (“Daiwa Securities CM”) as their respective independent third parties for the calculation.

PwC calculated the share exchange ratio for both the Company and Toagosei using two (2) methods; market price method, and discounted cash flow analysis (the “DCF method”). The market price method for calculating the share exchange ratio was adopted because both companies are listed on exchanges and market price information for both companies is available. DCF method was adopted to calculate the share exchange ratio to reflect future business activity conditions for both companies in the analysis.

In the market price method, with February 8, 2011 being the record date for evaluation, after considering stock market trading conditions, the average closing share price and volume weighted average value on the Tokyo Stock Exchange for the past one (1) month period, three (3) month period, and six (6) month period up to the record date for evaluation was adopted.

Valuation ranges for each calculation method, where the share value for one (1) common share of Toagosei is one (1), are as follows:

Adopted Method	Output of Calculation of the Share Exchange Ratio
Market Price Method	0.96 ~ 0.99
DCF Method	0.75 ~ 1.33

Upon calculation of the share exchange ratio, PwC did not conduct an independent evaluation or assessment of the individual assets and liabilities (including unlisted assets and liabilities, and other contingent liabilities) of either the Company or Toagosei and their affiliates, nor did PwC request that any third party institution conduct an appraisal or assessment. Further, PwC worked under the assumption that various information and materials provided by both companies were accurate and complete, and that the financial forecasts of both companies included in information and materials above were prepared in a reasonable manner based on the best forecasts and decisions obtained at that time, and that there is no undisclosed information which may significantly affect the calculation of the share exchange ratio, and that such calculation reflects the information and economic conditions as of February 8, 2011.

The result of the calculation of the share exchange ratio by PwC does not represent opinions on the fairness of the share exchange ratio in the Share Exchange.

On the other hand, Daiwa Securities CM calculated the share exchange ratio for common shares of Toagosei adopting the market price analysis, because common shares of Toagosei were listed on the Tokyo Stock Exchange and share price information for Toagosei was available (with February 8, 2011 being set as the date of record for the calculation, and the period starting from January 31, 2011 which is a business day immediately following the date of announcement of the “Medium-term business plan ‘ALL TOA 2013’” by Toagosei up to the date of record, and the average share price for the closing price for the last one (1) month period prior to the date of record, and the average share price for the closing price for the last three (3) month period prior to the date of record was utilized.) In addition to this method, in order to reflect the future business activity conditions in the analysis, a discounted cash flow analysis (“DCF analysis”) was adopted. Daiwa Securities CM calculated the share exchange ratio for common shares of the Company adopting the market price analysis, because common shares of the Company were listed on the Tokyo Stock Exchange and share price information for the Company was available (with February 8, 2011 being set as the date of record for the calculation, and the period starting from January 31, 2011 which is a business day immediately following the date of announcement of the “Medium-term business plan ‘ALL TOA 2013’” by Toagosei up to the date of record, and the average share price for the closing price for the last one (1) month period prior to the date of record, and the average share price for the closing price for the last three (3) month period prior to the date of record was utilized.) In addition to this method, in order to reflect the future business activity conditions in the analysis, the DCF analysis was adopted. Valuation ranges for each calculation method, where the share value for one (1) common share of Toagosei is one (1), are as follows:

Adopted Method	Output of Calculation of the Share Exchange Ratio
Market Price Analysis	0.96 ~ 0.99
DCF Analysis	0.96 ~ 1.29

Daiwa Securities CM used information provided by both the Company and Toagosei, as well as publicly available information to calculate the share exchange ratio. The information that Daiwa Securities CM used was assumed to be accurate and complete and Daiwa Securities CM did not verify the accuracy, reliability, completeness and validity of such information. In regards to the assets and liabilities of the Company and Toagosei and their affiliates (including unlisted assets and liabilities and other contingent liabilities), Daiwa Securities CM did not evaluate, appraise, or assess the assets and liabilities, nor did it hire a third-party to evaluate, appraise, or assess such assets and liabilities. This includes carrying out any analysis or valuation of each individual asset or liability of the respective companies. Further, Daiwa Securities CM worked under the assumption that the business plans and financial forecasts of the Company and Toagosei were prepared by the management team of both companies in accordance with reasonable and proper procedures based on the best available forecast and judgment at that time.

In the income plan provided to PwC and Daiwa Securities CM by the Company and Toagosei as the basis for the calculation by DCF Analysis, no significant increases or decreases are expected.

(ii)	Background for Calculation

The Company and Toagosei carefully reviewed the share exchange ratio analysis results submitted by the respective third-party calculation institutions and their advice, and negotiated and deliberated in good faith between themselves. As a result, both companies decided that the share exchange ratio specified in 3. (1) above was appropriate and does not damage the interests of the respective shareholders. Thus, the share exchange ratio for the Share Exchange was determined at the board of directors’ meeting of both companies held on February 10, 2011, and the Share Exchange Agreement was executed between both companies on the same date.

(iii)	Relationship Between the Valuation Companies, the Company and Toagosei

PwC and Daiwa Securities CM have no relationship with the Company and Toagosei. As such, there are no significant conflicts of interest to be noted in connection with the Share Exchange.

(2)	Grounds for selecting common shares of Toagosei as consideration for the Share Exchange

The Company and Toagosei comprehensively considered the protection of the interest of the shareholders of the Company and the capital policy, etc. of Toagosei, and selected as consideration for the Share Exchange, the common shares of Toagosei which will be the wholly-owning parent company in share exchange.

In consideration of the facts that (a) the common shares of Toagosei were listed on the Tokyo Stock Exchange and available for trading on the financial instruments exchange on and after the effective date of the Share Exchange, and thus the liquidity of shares continue to be provided to the shareholders of the Company (for those shareholders of the Company who will be allotted with Toagosei shares falling short of 1,000 shares, which constitutes one unit of Toagosei shares, these shares cannot be traded on the financial instruments exchange, as such shares will be less than one unit. However, shareholders holding shares less than one unit may demand that Toagosei purchase those shares less than one unit held by the shareholders and sell a number of shares which, together with the number of shares less than one unit held by the shareholders, constitute a whole unit), (b) in the case of receipt of common shares of Toagosei by the shareholders of the Company, it is possible to receive interests obtained from a synergy effect in connection with the conversion of the Company into a wholly-owned subsidiary through the Share Exchange, and (c) capital policy, etc. of the entire Toagosei group after the Share Exchange; it was determined that the selection of common shares of Toagosei as consideration for the exchange in the Share Exchange was appropriate.

(3)	Matters concerning the appropriateness of the amount of capital and reserves of Toagosei

The amount of capital and reserves of Toagosei to be increased by the Share Exchange are as follows:

Amount of capital:	zero (0) yen

Amount of capital reserve:	an amount to be separately determined by Toagosei in accordance with Article 39 of the Ordinance on Company Accounting (Ministry of Justice Ordinance No. 13 of 2006, including the subsequent revisions thereto)

Amount of legal retained earnings:	zero (0) yen

The amount of capital and reserves above are in line with the Companies Act and the Ordinance on Company Accounting and are determined to be appropriate from the perspective of the capital policies, etc. of Toagosei after the Share Exchange.

(4)	Matters noted so as not to hinder the interests of the Company’s shareholders

(i)	Measures taken to ensure fairness

Toagosei already holds 61.08% of the voting rights of all shareholders of the Company. With this in mind, the Company requested that an independent third-party valuation company, PwC, calculate the share exchange ratio in order to ensure that the share exchange ratio associated with the Share Exchange was fair and appropriate, as stated in 3.(1) above. The Company utilized the ratio determined by PwC as a reference point to deliberate and negotiate the final agreed-upon share exchange ratio with Toagosei. Further, it was resolved to execute the Share Exchange at the share exchange ratio in 3. (1) above at its board of directors meeting held on February 10, 2011.

On the other hand, Toagosei requested that an independent third-party valuation company, Daiwa Securities CM, calculate the share exchange ratio in order to ensure that the share exchange ratio associated with the Share Exchange was fair and appropriate. Toagosei utilized the ratio determined by Daiwa Securities CM as a reference point to deliberate and negotiate the final agreed-upon share exchange ratio with the Company, as stated above. Further, it was resolved to execute the Share Exchange at the determined share exchange ratio on this basis at its board of directors meeting held on February 10, 2011.

Please note that neither company has requested a Fairness Opinion Letter (i.e., a document opining whether the share exchange ratio is fair and appropriate from their respective independent third-party valuation companies.

As legal advisors to the Share Exchange, the Company has appointed Mori Hamada & Matsumoto, and Toagosei has appointed Nishimura & Asahi, and each company respectively receives advice from the legal standpoint with respect to the appropriate procedures and responses, etc. regarding the Share Exchange.

(ii)	Measures taken to avoid potential conflicts of interest

Toagosei holds 61.08% of the voting rights of all shareholders of the Company, and the Company falls under the category of a subsidiary of Toagosei. Therefore, to avoid any potential conflicts of interest, outside directors Katsutoshi Yamada and Ken Ozeki among the Company’s directors, who also hold the role of directors at Toagosei, did not participate in the discussions and the resolution regarding the Share Exchange at the Company’s board of directors’ meeting held on February 10, 2011, nor did they participate in the deliberations and negotiations regarding the Share Exchange with Toagosei from the standpoint of the Company. At the relevant board of directors’ meeting, all directors of the Company except the two persons above and all auditors of the Company (among whom there are two (2) outside auditors) have attended, and unanimously resolved on the execution of the Share Exchange Agreement by all directors present. All auditors of the Company (among whom there are two (2) outside auditors) have represented the opinions of the intention to approve the resolution on the execution of the Share Exchange Agreement by the board of directors’ meeting.

Also, the Company’s board of directors’ meeting has, on December 9, 2010, in order to prevent, to the extent permissible, the Share Exchange from being conducted under terms and conditions detrimental to the minority shareholders, set up a third party committee (the “Third Party Committee”) comprised of three (3) persons; namely, Ms. Satoko Niiya, attorney-at-law, STW & Partners, Mr. Katsuhisa Nakajima, certified public accountant, PLUTUS CONSULTING Co., Ltd., and Mr. Masayasu Gunji, certified public accountant, MAAC Partners, Co., Ltd., who are independent outside persons of learning with no interest in the majority shareholder, Toagosei. Upon examination of the Share Exchange, the Company’s board of directors consulted the Third Party Committee on the opinions regarding (i) the legitimacy of the purpose of the Share Exchange, (ii) the validity of the terms and conditions of the Share Exchange, (iii) the appropriateness of the procedures of the Share Exchange, (iv) the enhancement of the corporate value of the Company, and (v) the Share Exchange not being detrimental to the Company’s minority shareholders.

During the period from December 21, 2010 up to February 9, 2011, the Third Party Committee has, in addition to the total of eight (8) meetings held, conducted mutual consultation from time to time as necessary, and carefully examined the matters consulted upon above. The Third Party Committee has, upon such examination, received explanation from the Company of the purpose of the Share Exchange and the details of the corporate value of the Company expected to be enhanced thereby. Also, as well as referring to the output of calculation of the share exchange ratio in the Share Exchange submitted by PwC to the Company, the Third Party Committee has received an explanation regarding evaluation of the share exchange ratio in the Share Exchange from PwC. Also, the Third Party Committee has received an explanation from the Company’s legal advisor, Mori Hamada & Matsumoto, regarding the methodology and process of the decision-making of the Company’s board of directors’ meeting regarding the Share Exchange.

As a result, as of February 9, 2011, an opinion was issued by the Third Party Committee, determining that (a) regarding (i) and (iv) mentioned above, the point with respect to the contribution of the Share Exchange to the enhancement of the Company’s corporate value and the necessity and reasonableness of executing the Share Exchange in business is not unreasonable, (b) regarding (ii) mentioned above, the point with respect to the share exchange ratio of the Share Exchange not particularly detrimental to the Company’s minority shareholders, and also, other conditions of the Share Exchange not particularly detrimental to the Company’s minority shareholders is not unreasonable, (c) regarding (iii) mentioned above, measures were taken to reduce or avoid any potential conflicts of interest associated with a transaction between the parent company and the subsidiary in the Share Exchange, so that the procedures would be fair for the Company’s minority shareholders, and therefore, (d) regarding (v) mentioned above, the procedures carried out under the Share Exchange under certain conditions precedent would not be particularly detrimental to the Company’s minority shareholders.

4.	Matters to be referred to concerning the consideration for the Share Exchange

(1)	Provisions of the articles of incorporation of Toagosei

Please see page 5 of Appendix, “Appendix 2 Articles of Incorporation of Toagosei” for the articles of incorporation of Toagosei.

(2)	Matters concerning the method of conversion of the consideration for the Share Exchange

(i)	Markets to trade consideration for the Share Exchange

The common shares of Toagosei are traded on the first section of the Tokyo Stock Exchange.

(ii)	The persons to engage in the brokerage, intermediary or agency of the trading of the consideration for the Share Exchange

The brokerage and intermediary, etc. of the trading of the common shares of Toagosei will be conducted by securities firms, etc. across Japan.

(iii)	Details of the restrictions on the transfer and other disposals of the consideration for the Share Exchange

Not applicable.

(3)	Matters concerning market value of the consideration for the Share Exchange, if any

The average closing price of the common shares of Toagosei for the one (1) month period up to the business day immediately preceding the date of announcement of the Share Exchange (February 10, 2011) on the Tokyo Stock Exchange was 402 yen.

The most recent market value, etc. of the common shares of Toagosei may be viewed on the website of the Tokyo Stock Exchange (http://www.tse.or.jp/), among others.

5.	Matters concerning financial statements, etc.

(1)	For the details of the financial statements, etc. for the last business year of Toagosei, please see page 12 of Appendix, “Appendix 3 Financial Statements, etc. for the last business year of Toagosei.”

(2)	Events which materially influence the status of the company’s assets incurred after the last day of the last business year of Toagosei and the Company.

(i)	The Company

Not applicable

(ii)	Toagosei (the following is based on page 41 of Appendix, “Significant subsequent events” under “Notes to Consolidated Financial Statements,” which is under “Appendix 3 Financial Statements, etc. for the last business year of Toagosei”)

1.	Execution of share exchange agreement

The Company and Aronkasei Co., Ltd. executed a share exchange agreement after having resolved at their respective board of directors meetings on February 10, 2011, to conduct a share exchange (the “Share Exchange”) which would make Aronkasei Co., Ltd. a wholly-owned subsidiary of the Company.

(1)	Purpose

The Company intends that the conversion of Aronkasei Co., Ltd. into a wholly-owned subsidiary will enable prompt management decisions and efficient business operations. In addition, through sharing information with the Company in terms of research and technology development, sales development, manufacturing technology and management systems, and closer cooperation with management resources, expansion of business and efficient operation will become possible.

(2)	Method of share exchange

The Share Exchange will result in the Company becoming the wholly-owning parent company in share exchange of Aronkasei Co., Ltd., and Aronkasei Co., Ltd. will become a wholly-owned subsidiary in share exchange of the Company. The Company is scheduled to implement the Share Exchange without obtaining the approval of the shareholders’ meeting by using a simplified share exchange procedure under Article 796, paragraph 3 of the Companies Act. Aronkasei Co., Ltd. is scheduled to obtain approval of the share exchange agreement at the ordinary general shareholders’ meeting to be held on March 25, 2011.

(3)	Effective date

The Share Exchange is scheduled to take effect on July 1, 2011.

(4)	Allotment of shares in share exchange

For every one (1) share of common shares of Aronkasei Co., Ltd., 1.25 shares of common shares of the Company will be allotted.

(5)	Number of shares to be delivered through the Share Exchange

The Company shall deliver by allotment 19,472,501 common shares through the Share Exchange, and the shares to be delivered therefor are scheduled to be appropriated by the treasury shares held by the Company. In case of any shortfall due to the number of treasury shares, new common shares are scheduled to be issued.

2.	Acquisition of treasury shares

The Company has passed resolutions at its board of directors meeting on February 10, 2011, on the acquisition of treasury shares by the Company pursuant to the provisions of Article 156 of the Companies Act which is applied by replacement in accordance with the provision of Article 165, paragraph 3 of the said Act.

(1)	Grounds for conducting acquisition of treasury shares

(i)	The Company, by resolution at its board of directors meeting on February 10, 2011, decided to make Aronkasei Co., Ltd. its wholly-owned subsidiary through a share exchange and executed a Share Exchange Agreement with Aronkasei Co., Ltd. The Company will acquire treasury shares in order to allot and deliver shares to eligible shareholders of Aronkasei Co., Ltd. pursuant to the share exchange agreement.

(ii)	The Company will acquire treasury shares in order to enable flexible capital policies corresponding to changes in the business environment.

(2)	Details concerning matters for acquisition

(i)	Class of shares to be acquired

Common shares of the Company

(ii)	Total number of shares to be acquired

Up to maximum of 12 million shares

(iii)	Total acquisition value

Up to maximum of 5 billion yen

(iv)	Period of acquisition

February 14, 2011 through December 22, 2011

Proposal No. 2:	Appropriation of surplus

Regarding the appropriation of surplus, the Company proposes to pay dividends to the shareholders as follows:

Matters related to year-end dividends

With regard to the dividends, taking into consideration changes in the business results, it is a basic policy of the Company to strive to maintain a return of profits to the shareholders, and the Company is targeting a level of consolidated dividends payout ratio of 30% or more.

Pursuant to the policy above, the Company proposes to pay the year-end dividends to the shareholders for the current business year as follows:

(1)	Matters concerning the allotment of dividend property to the shareholders and the total amount thereof

5 yen per share of common shares of the Company

Total amount: 199,986,675 yen

(2)	Effective date of the dividends of surplus

March 28, 2011

(Note)	The annual dividend per share for the current business year including the interim dividends shall be 10 yen.

Proposal No. 3:	[Omitted]

Proposal No. 4:	[Omitted]

[Translation]

Proposal No. 1	Appendix

Appendix 1  Share Exchange Agreement (Copy)

Share Exchange Agreement (Copy)

TOAGOSEI CO., LTD. (Address: 14-1, Nishi Shimbashi 1-chome, Minato-ku, Tokyo) (“Toagosei”) and ARONKASEI CO., LTD. (Address: 22-1, Higashi Gotanda 1-chome, Shinagawa-ku, Tokyo) (“Aronkasei”) shall enter into a share exchange agreement (“this Agreement”) as follows.

Article 1	(Share Exchange)

Toagosei and Aronkasei shall conduct a share exchange (the “Share Exchange”) through which Toagosei shall become the wholly-owning parent company in share exchange and Aronkasei shall become a wholly-owned subsidiary in share exchange, pursuant to the provisions of this Agreement.

Article 2	(Shares to be delivered upon the Share Exchange and the Allotment thereof)

2.1	Toagosei shall deliver, instead of Aronkasei’s common shares, Toagosei common shares in number equivalent to the number resulting from the total number of Aronkasei’s common shares held by each shareholder multiplied by 1.25 to each of Aronkasei’s shareholders (excluding Toagosei) just before the time when Toagosei would obtain all shares issued by Aronkasei (excluding Aronkasei’s shares held by Toagosei) through the Share Exchange (the “Record Time”).

2.2	In implementing the Share Exchange, Toagosei shall allocate the shares of Toagosei common shares at the rate of 1.25 shares of Toagosei common shares for every one (1) share of Aronkasei common shares to each of Aronkasei’s shareholders (excluding Toagosei) as of the Record Time.

2.3	In case of fractional shares less than one share with regard to the number of Toagosei common shares that must be allocated to shareholders set forth in the preceding paragraph, Toagosei shall handle the issue in accordance with Article 234 of the Companies Act (Act No. 86 of 2005, including the subsequent revisions thereto).

Article 3	(Amounts of the Capital and Reserves of the Wholly-Owning Parent Company in Share Exchange)

The amounts of capital and reserves of Toagosei to be increased through the Share Exchange shall be as follows:

(1)	Amount of capital: zero (0) yen

(2)	Amount of capital reserves: An amount to be separately determined by Toagosei in accordance with Article 39 of the Ordinance on Company Accounting (Ministry of Justice Ordinance No. 13 of 2006, including the subsequent revisions thereto)

(3)	Amount of retained earnings reserves: zero (0) yen

Article 4	(Effective Date of the Share Exchange)

The day on which the Share Exchange comes into effect (the “Effective Date”) shall be July 1, 2011. Provided, however, that the Effective Date may be modified through prior consultation and upon mutual consent by and between Toagosei and Aronkasei if circumstances require due to necessity on procedural grounds for the Share Exchange or for any other reason.

Article 5	(Approval of Share Exchange Agreement)

5.1	Toagosei shall conduct the Share Exchange under the provisions in Article 796, paragraph 3 of the Companies Act, without obtaining approval at a shareholders’ meeting for this Agreement stipulated in Article 795, paragraph 1 of the said Act, from its shareholders. Provided, however, that in case shareholders who hold the number of shares specified in Article 796 paragraph 4 of the Companies Act and Article 197 of the Ordinance for Enforcement of the Companies Act (Ministry of Justice Ordinance No. 12 of 2006, including the subsequent revisions thereto) have notified Toagosei that such shareholders dissent from the Share Exchange, Toagosei shall hold a shareholders’ meeting no later than the day immediately preceding the Effective Date to request a resolution on approval of this Agreement and other matters that are necessary for the Share Exchange.

5.2	Aronkasei will request a resolution on approval of this Agreement and other matters that are necessary for the Share Exchange at the ordinary shareholders’ meeting to be held in late March 2011.

5.3	The procedures set forth in the preceding two paragraphs may be modified through prior consultation and upon mutual consent by and between Toagosei and Aronkasei if circumstances require due to necessity on procedural grounds for the Share Exchange or for any other reason.

Article 6	(Cancellation of Treasury Shares)

Aronkasei shall, during the period from the effectuation of the purchase of the shares concerning the share purchase demand and prior to the Record Time, cancel all of the treasury shares it holds as of the Effective Date (including shares obtained by Aronkasei in response to the share purchase demand by Aronkasei’s shareholders under Article 785 of the Companies Act regarding the Share Exchange) with a resolution of the board of directors’ meeting of Aronkasei to be held no later than the day immediately preceding the Effective Date.

Article 7	(Duty of Care)

Toagosei and Aronkasei shall execute their respective operations and manage and administer their respective properties with the due care of a good manager during the period between the conclusion of this Agreement and the Effective Date. Except as otherwise set forth in this Agreement, in case either party intends to take or make an act or action that might significantly affect any of its properties, rights or obligations, Toagosei and Aronkasei shall take or make such an act or action through prior consultation and upon mutual consent by and between the parties.

Article 8	(Alteration of Condition and Cancellation)

Should a significant change in the financial position or business performance of Toagosei or Aronkasei occur during the period between the conclusion of this Agreement and the Effective Date, or should any situation arise that might become a serious obstacle in executing the Share Exchange, both Toagosei and Aronkasei may modify any of the terms and conditions of the Share Exchange or other contents of this Agreement or cancel this Agreement through consultation and upon mutual consent by and between the parties.

Article 9	(Limitation on Dividend of Surplus and Acquisition of Treasury Shares)

9.1	Toagosei may divide surplus by distributing up to 5 yen 50 sen per one (1) share of common shares to the shareholders owning Toagosei’s common shares or the registered pledgees of common shares recorded or registered in the last shareholder register as of December 31, 2010.

9.2	Toagosei may divide surplus by distributing up to 4 yen 50 sen per one (1) share of common shares to the shareholders owning Toagosei’s common shares or the registered pledgees of common shares recorded or registered in the last shareholder register as of June 30, 2011.

9.3	Aronkasei may divide surplus by distributing up to 5 yen per one (1) share of common shares to the shareholders owning Aronkasei’s common shares or the registered pledgees of common shares recorded or registered in the last shareholder register as of December 31, 2010.

9.4	Aronkasei may divide surplus by distributing up to 5 yen per one (1) share of common shares to the shareholders owning Aronkasei’s common shares or the registered pledgees of common shares recorded or registered in the last shareholder register as of June 30, 2011.

9.5	Toagosei is entitled to acquire its own common shares up to 12 million shares (the aggregate amount of 5 billion yen of the purchase price) by purchase in the market, based on the resolution of the board of directors’ meeting dated February 10, 2011.

9.6	Except as stipulated in each paragraph above, Toagosei and Aronkasei are not entitled to resolve on (a) the division of surplus which has a record date that falls within the period between the conclusion of this Agreement and the Effective Date, or (b) the acquisition of treasury shares which has a date of acquisition that falls within the period between the conclusion of this Agreement and the Effective Date (excluding acquisition of treasury shares conducted in response to the exercise of the rights of the shareholders pursuant to the applicable laws and regulations).

Article 10	(Validity of this Agreement)

This Agreement shall lose effect and become invalid in case the approval of this Agreement and the resolution regarding other matters necessary for the Share Exchange cannot be obtained either at Toagosei’s shareholders’ meeting, which is provided for in the proviso of Article 5.1 of this Agreement, or at Aronkasei’s ordinary shareholders’ meeting, which is provided for in Article 5.2 of this Agreement; or if approval from the relevant authorities stipulated in the relevant laws and/or regulations required to be obtained prior to the Effective Date, cannot be obtained.

Article 11	(Governing law and Jurisdiction)

11.1	This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

11.2	All judicial disputes or controversies arising out of or in connection with this Agreement shall be settled by the Tokyo District Court as the court of agreed exclusive first instance jurisdiction.

Article 12	(Matters for Consultation)

In case of any matter not specified in this Agreement or if any doubt arises out of or in connection with this Agreement, Toagosei and Aronkasei shall use their best efforts to reach an amicable solution after bona fide consultation between the parties.

(Remainder intentionally left blank)

IN WITNESS WHEREOF, this Agreement has been executed in duplicate as of the date below, with one (1) copy to be held by each party after being signed and sealed by the duly authorized representatives of both parties.

February 10, 2011

Toagosei:	14-1, Nishi Shimbashi 1-chome, Minato-ku, Tokyo TOAGOSEI CO., LTD. Futoshi Hashimoto, Representative Director and President

Aronkasei:	22-1, Higashi Gotanda 1-chome, Shinagawa-ku, Tokyo ARONKASEI CO., LTD. Akira Yada, Representative Director and President

Appendix 2  Articles of Incorporation of Toagosei

Articles of Incorporation

of

TOAGOSEI CO., LTD.

(March 30, 2010, amended)

Chapter 1    General Provisions

Article 1	(Trade Name)

The trade name of the Company shall be “Toagosei Kabushiki Kaisha” (indicated in English as TOAGOSEI CO., LTD.).

Article 2	(Purpose)

The purpose of the Company is to engage in the following businesses:

1.	manufacture and sale of inorganic and organic industrial chemicals, synthetic resin, chemical fertilizers, compressed and liquefied gas, and any other kind of products related to the chemical industry;

2.	manufacture and sale of pharmaceutical products, quasi-drugs, medical equipment, agricultural chemicals, food additives, feed additives, and any other products related thereto;

3.	manufacture, processing, and sale of materials for civil engineering and construction, housing, vehicle and delivery equipment, electromechanical equipment, precision equipment, office equipment, and the like;

4.	manufacture, processing, and sale of electronic components and materials for electronic components;

5.	the design, supervision, production, sale, construction, preservation and maintenance, and technical consulting of machinery, instruments and equipment for environmental preservation and the chemical industry, or any other machinery, instruments and equipment;

6.	manufacture and sale of additives for manufacture of fertilizer using effective microorganisms and fermented products;

7.	processing and sale of iron, copper, and other non-ferrous metals;

8.	import and export of the products set forth in any of the foregoing items;

9.	design, supervision, and contracting of civil engineering work and construction;

10.	research, development, investigation of biochemical technology and entrusted businesses thereof;

11.	analysis of water quality and air, measurement of noise, and any other kind of analysis and measurement, and technical consulting business in relation to preventing pollution;

12.	contract of industrial waste disposal and sale of recycled articles thereof;

13.	warehousing business and transportation business, and any other business related thereto;

14.	sale and purchase, lease, and management of real properties, and intermediary in relation to any of the foregoing; and

15.	all business activities related to business of any of the foregoing items.

Article 3	(Location of Head Office)

The head office of the Company shall be located in Minato-ku, Tokyo.

Article 4	(Organizational Elements)

The Company shall have shareholders meetings, directors, and the following organizational elements:

1.	board of directors;

2.	corporate auditors;

3.	board of corporate auditors; and

4.	accounting auditors.

Article 5	(Method of Public Notice)

Any public notice of the Company shall be given by electronic public notice. However, if a public notice cannot be given by electronic public notice due to an accident or for any other compelling reason, it shall be given in the Nihon Keizai Shimbun issued in Tokyo.

Chapter 2    Shares

Article 6	(Total Number of Authorized Shares)

The total number of shares to be authorized by the Company shall be 550,000,000 shares.

Article 7	(Acquisition of Treasury Shares)

The Company may, in accordance with Article 165, paragraph 2 of the Companies Act, acquire its treasury shares by a resolution of the board of directors.

Article 8	(Share Units)

The share unit of the Company shall be 1,000 shares.

Article 9	(Rights in relation to Shares Less than One Unit)

Shareholders who hold shares less than one unit of the Company may not exercise any rights other than the following in relation to their shares of less than one unit:

1.	the rights set forth in each item of Article 189, paragraph 2 of the Companies Act;

2.	the right to demand in accordance with the provision of Article 166, paragraph 1 of the Companies Act;

3.	the right to be allotted the shares for subscription and the share options for subscription according to the number of shares held by the shareholders; and

4.	the right to demand as provided for in the next Article.

Article 10	(Additional Purchase of Shares Less than One Unit)

Any shareholder holding shares less than one unit of the Company may, pursuant to the share handling rules, demand that the Company sell such number of shares which, together with the number of such shares less than one unit held by such shareholder, will constitute one unit.

Article 11	(Shareholder Registry Administrator)

11.1	The Company shall have a shareholder registry administrator.

11.2	The shareholder registry administrator and its place of handling affairs shall be designated by a resolution of the board of directors, and public notice thereof shall be given by the Company.

11.3	The preparation and keeping of the shareholder registry and share option registry of the Company, and any other matter regarding the shareholder registry and share option registry shall be entrusted to the shareholder registry administrator, and the Company shall not handle such affairs.

Article 12	(Share Handling Rules)

Any procedures regarding the Company’s shares or any charge therefor shall be governed by the share handling rules to be established by the board of directors, in addition to laws and regulations or these Articles of Incorporation.

Chapter 3     Shareholders Meeting

Article 13	(Convocation of Shareholders Meeting)

13.1	An annual shareholders meeting shall be convened in March of each year, and an extraordinary shareholders meeting shall be convened whenever necessary.

13.2	Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, a shareholders meeting shall be convened by the President under a resolution of the board of directors. If the President is unable to so act, any one of the other directors shall convene the meeting in accordance with an order predetermined by a resolution of the board of directors.

Article 14	(Record Date for Annual Shareholders Meeting)

The record date for exercise of the voting rights of the annual shareholders meeting shall be December 31 of each year.

Article 15	(Chairperson)

The President shall act as chairperson at a shareholders meeting. If the President is unable to so act, any one of the other directors shall act as such in accordance with an order predetermined by a resolution of the board of directors.

Article 16	(Method of Resolution of Shareholders Meeting)

16.1	Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, a resolution of a shareholders meeting shall be made by a majority of the votes of the shareholders present at the meeting who are entitled to exercise their votes.

16.2	The resolution prescribed in Article 309, paragraph 2 of the Companies Act shall be made by a majority of two thirds or more of the votes of the shareholders present at the meeting where the shareholders holding one third or more of the votes of the shareholders entitled to exercise their votes at such shareholders meeting are present.

Article 17	(Exercise of Voting Rights by Proxy)

17.1	A shareholder may exercise its voting rights through a proxy who is a shareholder of the Company and is entitled to exercise its voting rights.

17.2	Each such shareholder or proxy shall submit a document evidencing the proxy power to the Company at each shareholders meeting.

Article 18	(Minutes of Shareholders Meeting)

The substance of the proceedings of the business of the shareholders meeting and the results thereof, and any other matter prescribed in laws and regulations shall be entered into or recorded in the minutes.

Article 19	(Disclosure via the Internet and Deemed Provision of Reference Documents for Shareholders Meeting etc.)

Upon convocation of a shareholders meeting, by disclosing information with respect to matters to be entered or indicated in the reference documents for shareholders meeting, business reports, financial statements, and consolidated financial statements using the internet pursuant to the applicable Ordinance of the Ministry of Justice, the Company may deem such information to have been provided to the shareholders.

Chapter 4     Directors and Board of Directors

Article 20	(Number of Directors)

The Company shall have ten (10) or fewer directors.

Article 21	(Method of Election)

21.1	A resolution for the election of directors shall be made by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third or more of the votes of the shareholders entitled to exercise their votes at such shareholders meeting are present.

21.2	A resolution for the election of directors shall not be made by cumulative vote.

Article 22	(Term of Office)

Directors’ terms of office shall continue until the conclusion of the annual shareholders meeting for the last business year which ends within one (1) year from the time of their election.

Article 23	(Directors with Specific Titles and Representative Director)

23.1	The board of directors shall appoint one (1) President by its resolution. However, when necessary, the board of directors may appoint one (1) Chairman and a small number of each of Vice Presidents, Senior Managing Directors, Managing Directors, and Director and Senior Advisers by its resolution.

23.2	The board of directors shall appoint representative director(s) by its resolution.

23.3	The Chairman shall conduct the business of the Company in a comprehensive manner, and the President shall administer the business of the Company.

23.4	If the Chairman is not appointed or if the Chairman is unable to attend to his/her duties, the President shall act as such, and if the President is unable to so act, any one of the other directors shall act as such in accordance with an order predetermined by a resolution of the board of directors.

Article 24	(Board of Directors)

24.1	The board of directors shall decide important matters regarding business of the Company, in addition to matters prescribed in laws and regulations and these Articles of Incorporation.

24.2	The convocation notice of the board of directors meeting shall be dispatched to each director and corporate auditor at least three (3) days before the scheduled date of such meeting. However, in cases of emergency, such notice period may be shortened.

24.3	A board of directors meeting may be held without the procedures for calling if the consent of all directors and corporate auditors is obtained.

Article 25	(Method of Resolution of Board of Directors Meeting)

25.1	The resolution of a board of directors meeting shall be made by a majority of the directors present at the meeting where the majority of the directors entitled to participate in the vote are present.

25.2	The Company shall, if the requirement prescribed in Article 370 of the Companies Act is satisfied, deem that a resolution to approve a proposal at a board of directors meeting has been made with respect to a matter which is the purpose of the resolution of board of directors meeting.

Article 26	(Minutes of Board of Directors Meeting)

With respect to the business of the board of directors meeting, minutes shall be prepared pursuant to laws and regulations, and the directors and corporate auditors present at such meeting shall affix their name and seal, or an electronic signature, to them.

Article 27	(Rules of the Board of Directors)

Matters relating to the board of directors shall be governed by the rules of the board of directors established by the board of directors, in addition to laws and regulations or these Articles of Incorporation.

Article 28	(Compensation, etc.)

Remuneration, bonuses, and other financial benefits received by the directors from the Company in consideration of the execution of their duties shall be determined by a resolution of a shareholders meeting.

Article 29	(Liability Exemption of Directors)

29.1	The Company may, pursuant to the provisions of Article 426, paragraph 1 of the Companies Act, exempt liability of directors regarding their conduct under Article 423, paragraph 1 of the Companies Act, to the extent permitted by laws and regulations, by a resolution of the board of directors.

29.2	The Company may, pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, enter into contracts with outside directors to the effect that liability regarding their conduct under Article 423, paragraph 1 of the Companies Act shall be limited to either an amount specified in advance of 10,000,000 yen or more, or an amount specified in laws and regulations, whichever is higher.

Chapter 5    Corporate Auditors and Board of Corporate Auditors

Article 30	(Number of Corporate Auditors)

The Company shall have five (5) or fewer corporate auditors.

Article 31	(Method of Election)

A resolution for the election of corporate auditors shall be made by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third or more of the votes of the shareholders entitled to exercise their votes at such shareholders meeting are present.

Article 31-2	(Effect of Resolution for the Election of Substitute Corporate Auditors)

The period during which a resolution for the election of substitute corporate auditors remains effective shall, unless otherwise determined in such resolution, continue until the conclusion of the annual shareholders meeting for the last business year which ends within four (4) years from the time of their election.

Article 32	(Term of Office)

32.1	Corporate auditors’ terms of office shall continue until the conclusion of the annual shareholders meeting for the last business year which ends within four (4) years from the time of their election.

32.2	The term of office of a corporate auditor, who is elected as a substitute for a corporate auditor who retired from office before the expiration of its term of office, shall continue until the time the term of office of the corporate auditor who retired from office expires.

Article 33	(Standing Corporate Auditors)

The board of corporate auditors shall appoint standing corporate auditors by its resolution.

Article 34	(Board of Corporate Auditors)

34.1	The board of corporate auditors shall, in addition to matters prescribed in laws and regulations and these Articles of Incorporation, decide audit policies, methods for investigating the status of operations and financial status, and other matters regarding the execution of duties of corporate auditors.

34.2	The convocation notice of a board of corporate auditors meeting shall be dispatched to each corporate auditor at least three (3) days before the scheduled date of such meeting. However, in cases of emergency, such notice period may be shortened.

34.3	A board of corporate auditors meeting may be held without the procedures for calling if the consent of all corporate auditors is obtained.

Article 35	(Minutes of Board of Corporate Auditors Meeting)

With respect to the business of the board of corporate auditors meeting, minutes shall be prepared pursuant to laws and regulations, and the corporate auditors present at such meeting shall affix their name and seal, or an electronic signature, to them.

Article 36	(Rules of the Board of Corporate Auditors)

Matters relating to the board of corporate auditors shall be governed by the rules of the board of corporate auditors established by the board of corporate auditors, in addition to laws and regulations or these Articles of Incorporation.

Article 37	(Compensation, etc.)

Remuneration, bonuses, and other financial benefits received by the corporate auditors from the Company in consideration of the execution of their duties shall be determined by a resolution of a shareholders meeting.

Article 38	(Liability Exemption of Corporate Auditors)

38.1	The Company may, pursuant to the provisions of Article 426, paragraph 1 of the Companies Act, exempt liability of corporate auditors regarding their conduct under Article 423, paragraph 1 of the Companies Act, to the extent permitted by laws and regulations by a resolution of the board of directors.

38.2	The Company may, pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, enter into contracts with outside corporate auditors to the effect that liability regarding their conduct under Article 423, paragraph 1 of the Companies Act shall be limited to either an amount specified in advance of 10,000,000 yen or more, or an amount specified in laws and regulations, whichever is higher.

Chapter 6     Accounting Auditors

Article 39	(Method of Election)

Accounting auditors shall be elected by resolution of a shareholders meeting.

Article 40	(Term of Office)

40.1	Accounting auditors’ terms of office shall continue until the conclusion of the annual shareholders meeting for the last business year which ends within one (1) year from the time of their election.

40.2	Unless otherwise resolved at the annual shareholders meeting under the preceding paragraph, accounting auditors shall be deemed to have been re-elected at such annual shareholders meeting.

Chapter 7     Accounting

Article 41	(Business Year)

The business year of the Company shall be from January 1 to December 31 of each year.

Article 42	(Record Date for Dividends of Surplus)

The record date for the Company’s year-end dividends of surplus shall be December 31 of each year.

Article 43	(Interim Dividend)

The Company may distribute an interim dividend by a resolution of the board of directors, with June 30 of each year as the record date.

Article 44	(Exclusion Period of Dividend)

If the dividends consist of monies, the Company shall be released from the obligation to pay such dividends which remain unclaimed over three (3) full years after the day on which such dividends first became payable.

(History)

December 8, 1941,     prepared.

[Omitted]

March 30, 2010,     amended.

Appendix 3  Financial Statements, etc. for the last business year of Toagosei

Business Report

(From January 1, 2010 to December 31, 2010)

1.	Current Status of the Corporate Group

(1)	Business Development and Results

In the consolidated fiscal year under review (from January 1, 2010 to December 31, 2010), the Japanese economy showed signs of an upturn in the first half-year, supported by the economic growth of China and other emerging countries. In the second half-year, despite an economic slowdown anticipated as a result of an export decrease brought about by the yen appreciation, the economy remained largely flat due to the economic stimulus measures by the government.

Business conditions in the chemical industry were generally encouraging, due to the growth of demand in Asia and other regions and stable raw material and fuel prices, despite the demand decrease in a part of the electronic materials field resulting from the inventory adjustment in the second half-year.

Under these circumstances, the Company group (the “Group”) streamlined the business operations in an effort to raise earnings, by redefining the division of manufacturing and sales businesses within the Group, in addition to aggressive sales expansion in the Asian market and continued cost-cutting initiatives. Also, in order to improve earnings for the subsequent business years, the Company increased investments by establishing high-purity grade sulfuric acid facilities, reinforcing manufacturing facilities for intermediary raw materials for feed additives, and incorporating a subsidiary manufacturer of raw materials for electrolyte for lithium ion batteries. In addition, the Company further reorganized its research organization systems, and established the “General Center of R&D” in order to accelerate the creation of new products and new business.

Sales for the consolidated fiscal year under review recorded 153,779 million yen (a year-on-year increase of 9.8%), due to the increase in sales in the acrylic product business.

Regarding the income summary, the operating income reached 21,271 million yen (a year-on-year increase of 90.6%), as a result of an acrylic ester market upsurge in Asia, amendments to product prices in line with raw material and fuel price increases, withdrawal from unprofitable businesses, and streamlining efforts of fixed cost reductions and operational improvements. Ordinary income was 20,941 million yen (a year-on-year increase of 81.5%). Net income recorded 13,133 million yen (a year-on-year increase of 270.9%) due to the decrease of income taxes deferred, as a part of the allowance for doubtful receivables was transferred to deferred tax assets, despite impairment losses recorded in connection with a part of the company housing and factory land and buildings. Each of these respective incomes reached a record high.

Results by segment for the consolidated fiscal year under review are as follows.

Commodity Chemicals

Despite the steady shipments, sales of caustic soda and inorganic chlorides declined slightly in the second half-year due to a decrease of sales prices as a result of weakening supply and demand balance.

Sales of chemical compounds incorporating copper increased significantly as a result of an increase in demand and copper prices.

Sales of liquefied hydrogen chloride increased steeply due to active demand for the electronic materials field.

Sales of industrial gases increased as shipments grew with the demand recovery.

As a result, total sales in this segment came to 46,870 million yen (a year-on-year increase of 2.7%), and segment operating income recorded 6,665 million yen (a year-on-year increase of 55.6%).

Acrylic Products

Sales of acrylic esters increased substantially due to the high product prices in overseas markets.

Sales of acrylic polymers and polymer flocculants also increased sharply with strong shipments.

Sales of UV-curable resin “Aronix” increased as shipments remained strong throughout the year, despite the demand decrease in a part of the electronic materials field after early fall.

As a result, total sales in this segment came to 60,680 million yen (a year-on-year increase of 24.6%), and segment operating income recorded 9,810 million yen (a year-on-year increase of 236.5%).

Due to the organizational restructuring, construction and civil engineering products that were previously included in the “Acrylic Products” segment are now recorded in the “Specialty Chemicals” segment, and UV-curable resin that was previously included in the “Specialty Chemicals” segment is now recorded in the “Acrylic Products” segment. Figures for the previous consolidated fiscal year have been recalculated in accordance with the segmentation applied to the consolidated fiscal year under review, and the year-on-year comparison is based on the figures recalculated.

Specialty Chemicals

Sales of adhesives increased steeply, due primarily to strong shipments of industrial adhesives for electronic materials and the automobile industry.

Sales of construction and civil engineering products likewise increased significantly, due primarily to strong shipments of products for building repair purposes.

Sales of products developed in-house also increased steeply, owing to the sales increase of high purity industrial silicon gases for electronic materials as a result of active marketing initiatives, as well as the sales growth of silver-based inorganic antimicrobial agent “Novaron” in both domestic and overseas markets.

As a result, total sales in this segment came to 16,970 million yen (a year-on-year increase of 8.7%), and segment operating income recorded 3,774 million yen (a year-on-year increase of 34.9%).

Due to the organizational restructuring, UV-curable resin that was previously included in the “Specialty Chemicals” segment is now recorded in the “Acrylic Products” segment, and construction and civil engineering products that were previously included in the “Acrylic Products” segment are now recorded in the “Specialty Chemicals” segment. Figures for the previous consolidated fiscal year have been recalculated in accordance with the segmentation applied to the consolidated fiscal year under review, and the year-on-year comparison is based on the figures recalculated.

Plastics

Sales of plastic products decreased despite the steady shipments of nursing-care products and elastomer compounds, as the sales were not sufficient to make up for the steep shipment decrease of pipes and couplings owing to the reduction in public works projects.

As a result, total sales in this segment came to 28,026 million yen (a year-on-year decrease of 2.0%), and segment operating income recorded 1,534 million yen (a year-on-year decrease of 14.4%).

Other Businesses

Sales for this segment, which comprises new product development operations, the construction and repair of plants and production facilities, and goods transportation services, came to 1,231 million yen (a year-on-year decrease of 17.8%), and a segment operating loss of 489 million yen was registered.

Sales by Business Segment

Segment	97th Business Year Ended December 2009 (in million yen)	98th Business Year Ended December 2010 (Consolidated Fiscal Year under Review) (in million yen)	Year-on-Year Comparison
			Amount (in million yen)%
Commodity Chemicals	45,646	46,870	1,224	2.7
Acrylic Products	48,683	60,680	11,997	24.6
Specialty Chemicals	15,607	16,970	1,363	8.7
Plastics	28,599	28,026	-573	-2.0
Other Businesses	1,497	1,231	-266	-17.8
Total	140,033	153,779	13,746	9.8

(Note)	As from the 98th business year (the consolidated fiscal year under review), due to the organizational restructuring, construction and civil engineering products that were previously included in the “Acrylic Products” segment are now recorded as “Specialty Chemicals” segment, and UV-curable resin that was previously included in the “Specialty Chemicals” segment is now recorded as “Acrylic Products” segment. Figures for the 97th business year have been recalculated in accordance with the segmentation applied to the 98th business year (the consolidated fiscal year under review), and the year-on-year comparison is based on the figures recalculated.

(2)	Capital Expenditures and Financing

Total capital expenditures amounted to 10,349 million yen, primarily consisting of construction of the “General Center of R&D,” our new research facility, reinforcement of manufacturing facilities for intermediary raw materials for feed additives of Oita Chemical Co., Ltd., and investments for maintenance and streamlining of existing plant facilities.

These capital expenditures were financed primarily from the Company’s own funds.

(3)	Issues Facing the Company

The Group announced “ALL TOA 2013,” a new medium-term management plan for 2011 to 2013, on January 28, 2011. “ALL TOA 2013” was drawn up as the first step on the road to achieving our 10-year corporate vision of becoming a high-profile chemicals group boasting sales of over 300 billion yen and operating income of over 40 billion yen per annum on a consolidated basis. In order to bring about further significant growth, the Group is committed to working to achieve the goal by sharing long-term goals among all the Group employees.

The performance targets and growth strategies under “ALL TOA 2013” are as outlined below.

•	Performance targets for the business year ending December 2013 under the medium-term management plan “ALL TOA 2013” (consolidated basis):

Net sales	200 billion yen
Operating income	25 billion yen
Operating income margin	12.5%
Net income	15 billion yen
EPS	60 yen
Ordinary income margin (ordinary income as percentage of total assets)	12% or more
R&D cost ratio (R&D costs as percentage of sales)	Around 4%

•	Growth strategies for achieving performance targets:

(i)	Expanding earnings from core products
Products posting operating income of 1 billion yen or more will be defined as the core product business; the operations of the existing core product business will be further expanded, and active investments will be made into potential core product businesses.

(ii)	Accelerating growth in scale of high-value-added products
Regarding the Group’s high-value-added product operations, such as our downstream acrylics business, high-purity inorganic chemicals, and semiconductor materials, among others, we will accelerate our growth not only by developing products that perfectly match our customers’ needs, but also by strategically opening up new markets by tapping potential needs of users who are at the downstream of the supply chain.

(iii)	Creating new products and new businesses
Under the lead of the General Center of R&D and Aron Kasei’s Monozukuri (craftsmanship) Center to be opened in 2011, we will accelerate the creation of new products and new business development through closer collaboration with each of the Group’s divisions and external resources.

In order to achieve these growth strategies, we will develop human resources who underpin future corporate management, and facilitate collaboration with our Group companies as well as external resources, in an effort to materialize these strategies.

We will further draw up CSR policies and promote activities on a group-wide basis, with our corporate philosophy of “sharing more happiness with more people through the chemical business.” We will continue to evolve a more stakeholder-oriented management model, through rigorous adherence to laws and regulations and establishment and refinement of internal checking mechanisms, while ensuring product safety and prospering together with regional communities and protecting the environment.

(4)	Assets and Earnings

(i)	Assets and Earnings of the Corporate Group

Item	95th Business Year Ended December 2007	96th Business Year Ended December 2008	97th Business Year Ended December 2009	98th Business Year Ended December 2010 (Consolidated FY under Review)
Net sales (million yen)	162,729	162,615	140,033	153,779
Operating income (million yen)	12,719	11,668	11,158	21,271
Ordinary income (million yen)	13,462	11,057	11,538	20,941
Net income (million yen)	6,403	1,895	3,541	13,133
Net income per share (yen)	24.52	7.27	13.85	52.05
Total assets (million yen)	182,681	172,464	161,609	173,847
Net assets (million yen)	118,939	113,048	113,700	125,027
Net assets per share (yen)	403.51	380.98	394.03	437.17

(Notes)

1.	Net income per share is based on the average number of shares outstanding (excluding treasury shares).
2.	The decrease in net income for the 96th business year was due to the posting of loss on valuation of investment securities and impairment loss, as well as the posting of provision of allowance for doubtful receivables after evaluating the collectibility of loan claims.
3.	Outline of the 98th business year (the consolidated fiscal year under review) is as provided in “(1) Business Development and Results” above.

(ii)	Assets and Earnings of the Company

Item	95th Business Year Ended December 2007	96th Business Year Ended December 2008	97th Business Year Ended December 2009	98th Business Year Ended December 2010 (FY under Review)
Net sales (million yen)	79,993	84,105	69,008	79,704
Operating income (million yen)	6,424	6,769	5,329	11,070
Ordinary income (million yen)	10,196	8,108	7,497	12,051
Net income (million yen)	7,513	1,808	3,152	9,504
Net income per share (yen)	28.77	6.93	12.33	37.67
Total assets (million yen)	131,420	124,859	119,451	132,950
Net assets (million yen)	74,750	69,974	69,764	77,622
Net assets per share (yen)	286.34	268.54	276.42	307.70

(Note)

1.	Net income per share is based on the average number of shares outstanding (excluding treasury shares).

(5)	Principal subsidiaries

Name of Company	Capital (in million yen unless otherwise noted)		Our Voting Rights Ratio (%)	Lines of Business
Aron Kasei Co., Ltd.		4,220	61.08	Manufacture and sale of synthetic resin-molded products
Tsurumi Soda Co., Ltd.		2,080	100.00	Manufacture and sale of inorganic chemicals
MT Ethylene Carbonate, Co., Ltd.		480	90.00	Manufacture of ethylene carbonate
MT AquaPolymer, Inc.		460	51.00	Manufacture and sale of polymer flocculants
Oita Chemical Co., Ltd.		450	90.00	Manufacture of acrylic acid and other chemicals
Toa Techno-Gas Co., Ltd.		400	100.00	Manufacture and sale of industrial gases
Nihon Junyaku Co., Ltd.		351	100.00	Manufacture of acrylic products
Mikuni Plastics Co., Ltd.		315	61.08	Manufacture and sale of synthetic resin-molded products
TG Corporation		174	100.00	Sale of chemical products
TOA Engineering Co., Ltd.		50	100.00	Construction and repair of chemical facilities
Toa Business Associe Co., Ltd.		40	100.00	Real estate brokerage, management and other services
Toa Kogyo Co., Ltd.		25	100.00	Product distribution
Toa Logistics Co., Ltd.		16	100.00	Product distribution
Aron Packaging Co., Ltd.		10	100.00	Filling and packaging of adhesives
Hokuriku Toa Logistics Co., Ltd.		10	90.00	Product distribution
Shikoku Toa Logistics Co., Ltd.		10	70.00	Product distribution
Aron Ever-Grip Ltd.		223,000 pounds	100.00	Manufacture of industrial adhesives
Toagosei America Inc.	US$	6,100,000	100.00	Manufacture and sale of adhesives
TOA-DIC Zhangjiagang Chemical Co., Ltd.	US$	5,600,000	60.00	Manufacture and sale of UV-curable resin
Toagosei Hong Kong Limited	HK$	10,988,000	100.00	Sale of adhesives
Toagosei (Zhuhai) Limited	HK$	9,188,000	100.00	Manufacture and sale of adhesives
Toa-Jet Chemical Co., Ltd.	NT$	15,000,000	51.00	Manufacture and sale of UV-curable resin
Taiwan Toagosei Co., Ltd.	NT$	5,000,000	100.00	Sale of UV-curable resin
Toagosei Singapore Pte Ltd.	S$	60,571,000	100.00	Manufacture and sale of acrylic products

(Notes):

1.	The above voting rights ratio includes voting rights indirectly held through subsidiaries.
2.	MT Ethylene Carbonate Co., Ltd. was incorporated on June 30, 2010.
3.	There are 24 consolidated subsidiaries and 2 affiliates accounted for by the equity method.

(6)	Principal Businesses (as of December 31, 2010)

Segment	Product	Percentage of Total Sales (%)
Commodity chemicals	Caustic soda, caustic potash, inorganic chlorides (such as liquid chlorine and hydrochloric acid), high-purity inorganic chemicals, sulfuric acid, industrial gases, etc.	30.5
Acrylic products	Acrylic acid, acrylic ester, acrylic polymers, polymer flocculants, UV-curable resin, etc.	39.5
Specialty chemicals	Adhesives, inorganic functional materials, electronics materials, construction and civil engineering products, etc.	11.0
Plastics	Products for sewer systems, power and telecommunications-related products, nursing-care products, products for environmental preservation systems, elastomer compounds, etc.	18.2
Other businesses	New product development, real estate brokerage, etc.	0.8
Total		100.0

(7)	Principal Offices (as of December 31, 2010)

(i)	The Company

Head office: Sales offices:

14-1, Nishi-Shimbashi 1-chome, Minato-ku, Tokyo

Tokyo Sales Department (Minato-ku, Tokyo); Osaka Branch (Osaka-shi); Nagoya Branch (Nagoya-shi); Shikoku Sales Office (Sakaide-shi, Kagawa Prefecture); Fukuoka Sales Office (Fukuoka-shi)

	Plants:	Nagoya Plant (Nagoya-shi); Tokushima Plant (Tokushima-shi, Tokushima Prefecture); Takaoka Plant (Takaoka-shi, Toyama Prefecture); Sakaide Plant (Sakaide-shi, Kagawa Prefecture)

	Research center:	General Center of R&D (Nagoya-shi); Institute for Advanced Sciences (Tsukuba-shi, Ibaraki Prefecture)

(ii)	Subsidiaries and affiliates

	Domestic:	Aron Kasei Co., Ltd. (Tokyo and other locations); Tsurumi Soda Co., Ltd. (Yokohama-shi and other locations); MT Ethylene Carbonate Co., Ltd. (Tokyo and other locations); MT AquaPolymer, Inc. (Tokyo and other locations); Oita Chemical Co., Ltd. (Oita Prefecture); Aron Ever-Grip Ltd. (Tokyo and other locations); Nihon Junyaku Co., Ltd. (Tokyo and other locations); TG Corporation (Tokyo and other locations); Toa Techno-Gas Co., Ltd. (Nagoya-shi); etc.

	Overseas:	Toagosei America Inc. (US); TOA-DIC Zhangjiagang Chemical Co., Ltd. (China); Toagosei Hong Kong Limited. (China); Toagosei (Zhuhai) Limited. (China); Toa-Jet Chemical Co., Ltd. (Taiwan); Taiwan Toagosei Co., Ltd. (Taiwan); Toagosei Singapore Pte Ltd. (Singapore), etc.

(8)	Employees (as of December 31, 2010)

(i)	Employees of the Corporate Group

Segment	Number of Employees	Comparison with the End of Previous Consolidated FY
Commodity chemicals	388	+14
Acrylic products	471	-45
Specialty chemicals	445	+48
Plastics	566	-29
Other businesses	424	-20
General corporate affairs	239	+4
Total	2,533	-28

(Note)	Employees on leave or seconded to non-Group entities are excluded.

(ii)	Employees of the Company

Number of Employees	Comparison with the End of Previous FY	Average Age	Average Length of Service
871	+26	43.79	21.57 years

(Note)	Employees on leave or seconded are excluded.

(9)	Principal Bank Loans (as of December 31, 2010)

Lender	Loan Balance (in million yen)
Sumitomo Mitsui Banking Corporation	3,368
Development Bank of Japan Inc.	2,608
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,594
The Hyakugo Bank, Ltd.	1,050
The Norinchukin Bank	800

2.	Matters Regarding Shares of the Company (as of December 31, 2010)

(1)	Total Number of Shares
	Total Number of Shares Authorized to be Issued:	550,000,000 shares	(compared with the end of the previous business year: no increase or decrease)
	Total Number of Issued Shares:	263,992,598 shares	(compared with the end of the previous business year: no increase or decrease)
(2)	Number of Shareholders:	23,618 shareholders	(decrease of 1,712 shareholders from the end of the previous business year)

(3)	Major Shareholders

Name of Shareholders	Number of Shares Held	Shareholding Ratio
	(thousand shares)	(%)
Japan Trustee Services Bank, Ltd. (Trust account)	17,425	6.91
Sumitomo Mitsui Banking Corporation	11,636	4.61
The Master Trust Bank of Japan, Ltd. (Trust account)	10,575	4.19
Toagosei business concerns stock ownership plan	6,784	2.69
Toagosei group employees stock ownership plan	5,662	2.24
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5,648	2.24
Aioi Nissay Dowa Insurance Co., Ltd.	5,000	1.98
Tokio Marine & Nichido Fire Insurance Co., Ltd.	4,592	1.82
The Norinchukin Bank	3,944	1.56
Mitsui Life Insurance Co., Ltd.	3,654	1.45

(Note)	1.	The Company holds treasury shares (11,725,420 shares). However, the Company is excluded from the major shareholders specified above.
	2.	The shareholding ratio is calculated without the treasury shares (11,725,420 shares).

3.	Matters Regarding Directors and Corporate Auditors

(1)	Directors and Corporate Auditors (as of December 31, 2010)

	Position in the Company	Name	Responsibility and Important Concurrent Positions
	Chairman	Akihiko Yamadera

	President	Futoshi Hashimoto

	Director	Akio Arisawa

	Director	Katsutoshi Yamada

	Director	Souichi Nomura	Department Manager of Technology Administrative Department

*	Director	Ken Ozeki	Department Manager of Corporate Strategy Department

*	Director	Mikishi Takamura	Department Manager of Administrative Department

*	Director	Eiichi Takizawa	Outside Company Auditor of Mitsui Sugar Co., Ltd., Outside Company Auditor of Mitsui Chemicals Tohcello, Inc.

	Corporate Auditor (full time)	Hiroo Taki

	Corporate Auditor	Shou Sato	Attorney-at-law (Representative of Kobayashi Sogo Law Office), Outside Company Auditor of Itoh Iron & Steel Co., Ltd.

	Corporate Auditor	Nobuo Hataya

*	Corporate Auditor	Ryoji Miura

(Note)	1.	Persons marked with an asterisk are directors and corporate auditors who were newly elected at the 97th Annual Shareholders Meeting held on March 30, 2010.
	2.	As of the end of the 97th Annual Shareholders Meeting held on March 30, 2010, the following five directors retired from their office due to expiration of their term of office: Senior Advisor to Directors Bunshiro Fukuzawa, Directors Kiyoshi Miyazaki, Shoji Kawamura, Kazuo Kiyota, and Shigehisa Hibino.
	3.	As of the end of the 97th Annual Shareholders Meeting held on March 30, 2010, the Corporate Auditor Fumihiro Hanada retired from his office due to expiration of his term of office, and the Corporate Auditor Eiichi Takizawa resigned his office.
	4.	Director Eiichi Takizawa is an outside director.
	5.	Corporate Auditors Shou Sato and Ryoji Miura are outside corporate auditors.
	6.	Corporate Auditor Hiroo Taki has successively held the posts of the department manager of the financial department and that of the accounting department of the Company and its subsidiaries for many years, and therefore has considerable knowledge of finance and accounting.
	7.	Corporate Auditor Nobuo Hataya has many years’ experience in a financial and accounting department, including experience as the department manager of the accounting department in a subsidiary, and therefore has considerable knowledge of finance and accounting.
	8.	Corporate Auditor Ryoji Miura has many years’ experience in a financial institution, and therefore has considerable knowledge of finance and accounting.
	9.	The Company has designated the following three officers — Director Eiichi Takizawa, and Corporate Auditors Shou Sato and Ryoji Miura — as independent officers pursuant to provisions stipulated by the Tokyo Securities Exchange, and filed a registration for them with the Tokyo Securities Exchange.
	10.	The Company has introduced the executive officer system since April 1, 2001. The executive officers as of December 31, 2010 are as follows:

Senior Executive Officer	Shinichiro Otani	(Department Manager of Supply Chain Management Department)

Senior Executive Officer	Souji Hattori	(President of Tsurumi Soda Co., Ltd.)

Executive Officer	Kiyoshi Miyazaki	(Department Manager of Advanced Chemicals Department)

Executive Officer	Shouji Kawamura	(President of TOA Engineering Co., Ltd.)

Executive Officer	Kazuo Kiyota	(President of Toa Business Associe Co., Ltd.)

Executive Officer	Kazuaki Nakagawa	(Department Manager of Acrylic Products Department)

Executive Officer	Akira Komine	(Department Manager of Tokyo Sales Department)

Executive Officer	Takao Takemoto	(President of Toa Techno-Gas Co., Ltd.)

Executive Officer	Akira Kuriyama	(Department Manager of Research & Development Administration Department and Research Manager of the General Center of R&D)

Executive Officer	Nobuhiro Ishikawa	(Plant Manager of Nagoya Plant)

Executive Officer	Shinichi Sugiura	(Department Manager of Commodity Chemicals Department)

Executive Officer	Hideo Kato	(President of TG Corporation)

Executive Officer	Toshio Okuyama	(President of Toa Logistics Co., Ltd. and President of Toa Kogyo Co., Ltd.)

Executive Officer	Tatsumi Nonaka	(President of MT AquaPolymer, Inc.)

Executive Officer	Hidemi Nagano	(Department Manager of Functional Chemicals Department)

(2)	Amount of Remuneration, etc. for Directors and Corporate Auditors

Classification	Number of Persons	Amount of Remuneration, etc.	Annual Amount of Remuneration for Directors and Corporate Auditors Resolved at the Annual Shareholders Meeting
Directors (Outside Directors)	13 (2)	183 million yen (9 million yen)	300 million yen or less per annum (resolved on March 29, 2007)
Corporate Auditors (Outside Corporate Auditors)	6 (4)	37 million yen (17 million yen)	60 million yen or less per annum (resolved on March 29, 2007)
Total (Outside Officers)	19 (6)	221 million yen (26 million yen)

(Note)	1.	Five directors and two corporate auditors who retired from their office at the end of the 97th Annual Shareholders Meeting held on March 30, 2010 are included in the numbers specified above.
	2.	The Company does not provide salary for employees (including bonuses) to persons who concurrently hold a position of employee and that of director.
	3.	In addition to the above, a retirement benefit for directors of 81 million yen was paid to one director who retired from his office as of the end of the 97th Annual Shareholders Meeting held on March 30, 2010 pursuant to the resolution passed at the said shareholders meeting.

(3)	Matters Regarding Outside Officers

(i)	Matters regarding major concurrent positions in other companies, etc.

Director Eiichi Takizawa holds a position as an outside company auditor of Mitsui Sugar Co., Ltd. and that of Mitsui Chemicals Tohcello, Inc. However, the Company does not have a special relationship with Mitsui Sugar Co., Ltd. or Mitsui Chemicals Tohcello, Inc.

Corporate Auditor Shou Sato holds a position as an outside company auditor of Itoh Iron & Steel Co., Ltd. However, the Company does not have a special relationship with Itoh Iron & Steel Co., Ltd.

(ii)	Main activities during the business year

Status of Activities
Director Eiichi Takizawa	Mr. Takizawa attended all of the eleven board of directors meetings that were held after his assumption of office on March 30, 2010. He provides advice and recommendations to ensure that the board of directors’ decision-making will be reasonable and appropriate, including expressing his opinions based on his abundant experience and knowledge gained in a financial institution.

Corporate Auditor Shou Sato	Mr. Sato attended all of the fourteen board of directors meetings and all of the eight board of corporate auditors meetings held in the business year. He makes necessary remarks mainly from an expert’s point of view as an attorney-at-law, if necessary.

Corporate Auditor Ryoji Miura	Mr. Miura attended all of the eleven board of directors meetings and all of the six board of corporate auditors meetings that were held after his assumption of office on March 30, 2010. He makes necessary remarks based on his abundant experience and knowledge gained in a financial institution, if necessary.

(iii)	Matters Regarding Contracts for Limitation of Liability

Pursuant to Article 427, paragraph 1 of the Companies Act, the Company has entered into a contract for limitation of liability with each of the outside directors and outside corporate auditors which stipulates that the liability set forth in Article 423, paragraph 1 of the Companies Act should be up to 10 million yen, or any other amount stipulated by applicable laws and regulations, whichever is higher. The limitation of liability is permitted only when the outside directors and outside corporate auditors were without knowledge and not grossly negligent with regard to the execution of duties which caused the liability.

4.	Matters Regarding Accounting Auditors

(1)	Name Ernst & Young ShinNihon LLC

(2)	Amount of Remunerations, Etc.

(i)	Amount of remunerations, etc. for the accounting auditors for the business year of the Company

50 million yen

(ii)	Total amount of money and other property benefits to be paid to the accounting auditors by the Company and its subsidiaries

107 million yen

(Note)
1.	The amount of remuneration regarding the audit subject to the “Companies Act” and the audit subject to the “Financial Instruments and Exchange Act” is not separately treated under the audit contract between the Company and the accounting auditor; therefore, the respective amounts indicated under (i) and (ii) above include the amount of remunerations, etc. regarding audits subject to the “Financial Instruments and Exchange Act.”
2.	Of the Company’s principal subsidiaries, the audits for TOA-DIC Zhangjiagang Chemical Co., Ltd., Toagosei Hong Kong Limited, Toagosei (Zhuhai) Limited, Toa-Jet Chemical Co., Ltd., Taiwan Toagosei Co., Ltd., and Toagosei Singapore Pte Ltd. are done by auditing firms (including persons having qualifications of a foreign country that are equivalent to the qualification for an auditing firm of Japan) other than the Company’s accounting auditor.

(3)	Non-auditing Services

The Company has received instructions and advice regarding the International Financial Reporting Standards (IFRS) from Ernst & Young ShinNihon LLC.

(4)	Policies on Determining Dismissal or Non-reappointment of an Accounting Auditor

In addition to the dismissal of an accounting auditor by the board of corporate auditors under Article 340, paragraph 4 of the Companies Act, the Company shall set as a purpose of its shareholders meeting any dismissal or non-reappointment of an accounting auditor with the consent of the board of corporate auditors or at the request of the board of corporate auditors if (x) the accounting auditor breaches or has a conflict with laws such as the Certified Public Accountants Act, or (y) the Company determines that the accounting auditor’s auditing service is hindered because of, for example, the accounting auditor receiving an order to suspend business from a supervisory government agency and it being therefore necessary to dismiss the accounting auditor, or that it is appropriate not to reappoint the accounting auditor taking into consideration the quality, effectiveness, and efficiency of the audits conducted by the accounting auditor.

5.	Important Facts Regarding the Current Status of the Corporate Group that Arose After the Fiscal Period

The Company has resolved at the board of directors meeting held on February 10, 2011, that the Company will enter into a share exchange agreement with its subsidiary, Aronkasei Co., Ltd., to make the subsidiary a wholly-owned subsidiary of the Company.

6.	Systems to Ensure Appropriate Operation

The Company has resolved at its board of directors the basic policy on establishing internal control systems, as follows.

(1)	System to Ensure that the Directors’/Employees’ Execution of Duties Complies with Laws and Regulations and the Articles of Incorporation

(i)	Code of Conduct

Subject to our corporate philosophy, “share more happiness with more people through the chemical business,” the Company endeavors to perfect compliance with the “Toagosei Group Code of Conduct” and the “Toagosei Group Manual of Behavioral Standards” that are established for all officers and employees of the Toagosei Group, which consists of the Company and its subsidiaries.

(ii)	Board of Directors

The Company properly administers its board of directors in accordance with the “Board of Directors Rules” established as internal rules. A board of directors meeting, in principle, is held every month, and regularly decides operationally important matters and supervises execution of operations that are set forth in laws and regulations, the articles of incorporation, and the Board of Directors Rules.

(iii)	Board of Corporate Auditors

(a)	Since the Company is a company with auditors, and in accordance with the audit policies established by the board of corporate auditors, the subject of the respective corporate auditors’ audits is the execution of the duties of the directors and employees.

(b)	The corporate auditors audit execution of operation by the directors through attendance at board of directors meetings and exchanging opinions at board of corporate auditors meetings held regularly.

(iv)	Compliance Committee

(a)	The company administers the Compliance Committee, of which a director in charge of legal affairs is the chairperson, in accordance with the “Compliance Committee Rules”. The Compliance Committee supervises and inspects the status of compliance practice, and gives advice if necessary.

(b)	The Company installs the “Corporation Ethics Helpline (Compliance Hotline)” as a whistle-blowing system. The hotline has two lines of whistle-blowing contact; internal contact and contact at the law firm of the Company’s counsel. The Company does not give disadvantageous treatment to any persons who report by using the system.

(c)	The Company provides compliance training to officers and employees from time to time.

(v)	CSR Committee

The Company administers the CSR Committee in accordance with the “CSR Committee Rules”. The CSR Committee confirms whether the Toagosei Group is acting to take CSR (corporate social responsibility) through audits. The chairperson of the CSR Committee holds a meeting every time he/she considers necessary, and will receive reports of the results of the audit and discuss the measures to be taken.

(vi)	Basic Idea and Arrangement for Eliminating Anti-social Forces

The Company stipulates that it uncompromisingly confronts the anti-social forces and organizations that threaten the order and safety of civilian society, in the “Toagosei Group Code of Conduct” and the “Toagosei Group Manual of Behavioral Standards,” and endeavors to make it known to its officers and employees.

The Company establishes cooperative relationships with external professional institutions, such as police, through exchanging information under ordinary circumstances, and resolutely reacts to any unreasonable demands from and denies any and all connection with such forces and organizations.

(2)	System to Keep and Manage Information Concerning the Directors’ Execution of Duties

In accordance with the “Document Management Rules” and other related internal rules, the Company establishes a system that enables the Company to keep and manage any documents and electromagnetic records concerning the directors’ execution of their duties, such as the minutes of the board of directors meeting, and that allows inspection thereof by directors and corporate auditors.

(3)	Rules and Other Systems Regarding Management of Risk of Loss

The Company, under the organized control of the director(s) in charge of risk management as set forth in the internal rules, determines the person in charge and division in charge that are responsible for every individual business risk that differs, and each such division in charge establishes a risk management system. If any contingent circumstances occur, the Company establishes a countermeasure center, which is presided over by the President, and takes prompt measures to arrange a system to prevent expansion of damage and to minimize damage.

(4)	Systems to Ensure that the Directors’ Duties are Executed Efficiently

(i)	Executive Officer System

The Company introduces an executive officer system, to separate execution from management, to endeavor to realize accurate decision making and efficient execution of operation, and to clarify the responsibility for execution of operation.

(ii)	Management Meeting

The Company holds a management meeting, in principle, every week, whose purposes are to preliminarily discuss matters to submit to the board of directors, and to discuss important management matters, important matters to be reported regarding promotion of business, and other important matters in accordance with the “Management Meeting Rules” established as internal rules.

(iii)	Execution of Operation Pursuant to the Board of Directors’ Decision

The Company determines the responsible person and his/her responsibility, and the details of operation execution procedures for each corporate division and each execution division, in accordance with the “Rules on Organization / Division of Duties” established as internal rules.

(5)	Systems to Ensure that the Operation of the Corporate Group that Consists of the Company and its Subsidiaries is Appropriate

(i)	Code of Conduct

The Company endeavors to inform all officers and employees of the Toagosei Group of the “Toagosei Group Code of Conduct” and the “Toagosei Group Manual of Behavioral Standards,” the same as it does to the officers and employees of the Company.

(ii)	Subsidiary Management System of the Company

In accordance with the “Subsidiary / Affiliate Management Rules” established as internal rules, the Company manages its subsidiaries through the division in charge of control determined in each subsidiary, depending on the businesses that the subsidiary conducts, and also through reports made at subsidiaries’ and affiliates’ presidents meetings, all Toa budget meetings, or the like.

(iii)	System for Whistle-blowing by Subsidiaries

The subsidiaries shall report to the Compliance Committee of the Company if any compliance-related problems are found, for example, if the supervision, instructions or the like made by the Company breach laws or regulations, according to the procedures set forth in the “Subsidiary/Affiliate Management Rules.”

(6)	If the Corporate Auditors Request the Assignment of Employees to Assist Their Duties:

Matters Regarding Such Employees and Matters Regarding Independency from the Directors of Such Employees

The corporate auditors may order any employees of the Company who are appropriate for auditing operations to conduct matters necessary for auditing operations. The employees receiving the corporate auditors’ orders shall not be under the control or orders of the directors with respect to such orders.

(7)	Systems for the Directors and Employees to Report to the Corporate Auditors and Other Systems for Reporting to the Corporate Auditors

(i)	Report on Matters Submitted to Management Meetings

In addition to the reports provided for in laws and regulations, the articles of incorporation, and other internal rules, the secretariat of management meetings makes a monthly report, in principle, to the corporate auditors on the matters submitted and reported to management meetings.

(ii)	Reporting System for the Directors and Employees

The directors and employees report to the corporate auditors on every occasion on important matters that affect the Company’s business or performance in accordance with the internal rules that set forth the reporting system for the directors and employees.

(8)	Systems to Ensure that the Audit by the Corporate Auditors is Conducted Effectively

(i)	System for Cooperation with Division in Charge of Internal Audit

The Internal Control Section, which is in charge of the internal audits of the Toagosei Group in general, reports the results of its internal audits to the board of directors and the board of corporate auditors.

(ii)	Cooperation with External Auditors

The corporate auditors receive explanations from an external auditor on accounting audit plans and the results thereof, and endeavor to mutually cooperate with external auditors by exchanging information on a regular basis.

7.	Basic policy on control of the Company

(1)	Details of the Basic Policy

Based on the corporate philosophy of “share more happiness with more people through the chemical business”, the Company believes that its corporate value is based on the realization of the interests and happiness of stakeholders such as the shareholders, customers, and residents of communities surrounding the Company and its subsidiaries through the promotion of business in relation to chemistry. Thus, in the case of a likelihood of damage to the Company’s corporate value or the common interest of the shareholders due to the acquisition of shares with voting rights equivalent to 20% or more of the Company’s total voting rights by certain parties or groups, the Company shall determine that it is inappropriate for such parties or groups to take control of the Company’s financial and business policy decisions and shall have as its basic policy, the taking of reasonable measures to secure and enhance the Company’s corporate value or the common interests of its shareholders, to the extent permissible by laws and regulations and its articles of incorporation.

(2)	Measures to prevent inappropriate parties from taking control of the Company’s financial and business policy decisions from a basic policies perspective

The Company obtained the approval of shareholders on the introduction of the “Reaction Policy on Large-scale Purchases of the Company’s Stock Certificates (Takeover Defense)” (the “Former Plan”) at the 94th Annual Shareholders Meeting held on March 29, 2007, as one of the measures to prevent inappropriate parties from taking control of the Company’s financial and business policy decisions from a basic policies perspective.

Further, in consideration of revisions to relevant laws and regulations and the direction of discussions regarding Takeover Defense on and after the introduction of the Former Plan, and after confirmation of an interest to maintain the basic policy, the Company resolved to continue Takeover Defense subject to the necessary revisions to the Former Plan (the revised plan shall hereinafter be referred to as the “Plan”) and the approval of the shareholders at the board of directors’ meeting held on February 12, 2010. At the 97th Annual Shareholders Meeting held on March 30, 2010 (“97th Annual Shareholders Meeting”), the Company obtained the approval of the shareholders with respect to the Plan.

The Company set up a special committee, and appointed Yasuo Kitamura, Shou Sato, and Fumihiro Hanada, as the special committee members.

A summary of the Plan is as described below. For the particulars of the Plan, please see the press release of the Company dated February 12, 2010, “Notice regarding partial revision and continuation of the Reaction Policy on Large-scale Purchases of the Company’s Stock Certificates (Takeover Defense)” [in Japanese] (Company’s website: http://www.toagosei.co.jp/).

(i)	Purpose of introduction of the Plan

Through requiring that large-scale purchasers provide information necessary in connection with large-scale purchases in advance, and securing a period of time for consideration and negotiation, the Plan would enable the shareholders to make appropriate decisions on whether or not to accept the relevant large-scale purchases, and the board of directors to present to the shareholders opinions or alternatives regarding approval or disapproval of the relevant large-scale purchases and to negotiate with the large-scale purchasers for the shareholders. Thus, parties deemed as inappropriate according to the basic policies mentioned above (specifically, large-scale purchasers who fail to comply with the Plan and parties who have a particular type of relationship with such parties, etc.) are prevented from taking control of the Company’s financial and business policy decisions. The Plan was introduced for the purposes of securing and enhancing the corporate value or the common interests of the shareholders .

(ii)	Procedures regarding triggering of countermeasures pursuant to the Plan

(a)	Applicable large-scale purchases

In cases of actual or threatened acts falling under either (i) or (ii) below (excluding, however, the acts approved in advance by the board of directors) or any acts likely to fall under (i) or (ii), the countermeasures pursuant to the Plan may be triggered.

(i)	Purchase or other acquisition of the share certificates, etc. issued by the Company in which the share certificates, etc. holding ratio of certain shareholders of the Company becomes 20% or more with respect to the share certificates, etc. issued by the Company

(ii)	Purchase or other acquisition of share certificates, etc. issued by the Company in which the total of the share certificates, etc. holding rate of certain shareholders of the Company, and the share certificates, etc. holding rate of persons in a special relationship with those certain shareholders becomes 20% or more with respect to the share certificates, etc. issued by the Company

(b)	Demand for provision of information to the large-scale purchaser

Prior to the commencement of large-scale purchases, large-scale purchasers are required to provide a statement of intention and information on the respective large-scale purchase.

(c)	Negotiation, etc. with the large-scale purchaser

The board of directors shall establish, as the board of directors’ evaluation period, sixty (60) days in the case of a purchase of all share certificates, etc. of the Company by tender offer where cash alone is the consideration to be paid therefor (in Japanese yen), and ninety (90) days in cases other than the above. The board of directors shall evaluate, examine, form opinions, plan alternatives and negotiate with the large-scale purchasers from the perspective of securing and enhancing the Company’s corporate value and the common interests of its shareholders. The relevant evaluation period of the board of directors may be extended up to thirty (30) days to the extent necessary.

(d)	Advice of special committee and resolution of the board of directors’ meeting

If a large-scale purchaser breaches the large-scale purchase rules in a material respect, and such breach is not cured within ten (10) business days after written demand from the board of directors to the breaching large-scale purchaser to cure such breach, the Special Committee shall, in principle, advise the board of directors to trigger countermeasures against the respective large-scale purchase.

Alternatively, if a large-scale purchaser complies with the large-scale purchase rules, the Special Committee shall, in principle, advise the board of directors that countermeasures need not be triggered against the respective large-scale purchase. However, even in cases where the large-scale purchase rules are complied with, if the relevant large-scale purchasers are deemed to be parties of certain circumstances, such as so-called green mailers, the special committee shall advise the board of directors to trigger the countermeasures.

The board of directors shall, with paying the utmost respect to the advice of the special committee, pass resolutions on the triggering or non-triggering of countermeasures and other necessary resolutions.

(iii)	Characteristics of the Plan

(a)	Establishment of basic policies

The Plan was introduced after the establishment of the “basic policies” regarding who should be the parties taking control of the Company’s financial and business policy decisions.

(b)	Set up of special committee

The Company shall set up a special committee to ensure that the Plan is carried out as necessary and appropriately, and in the case where the countermeasures are triggered by the board of directors, the Company shall pay the utmost respect to the advice of special committee in order to secure the fairness of its decisions and to exclude the possibility of arbitrary decision of the board of directors.

(c)	Approval of the Plan at shareholders’ meetings

In order to enhance the Plan’s legal certainty, the intentions of the shareholders were confirmed through submissions for deliberation of the proposal for approval on the introduction of the Plan at the 97th Annual Shareholders Meeting.

(d)	Timely disclosure

The board of directors shall make timely and appropriate disclosure pursuant to the applicable laws and regulations and the rules of financial instruments exchanges regarding the matters required in the Plan.

(e)	Effective period of the Plan

The Plan shall be effective until March 31, 2013. However, prior to the expiration of such effective period, the Plan may be abolished upon the Company’s board of directors’ passing of a resolution to abolish the Plan. Further, the Company may, at its board of directors’ meeting, review or revise the Plan as necessary from the perspective of securing and enhancing the Company’s corporate value or the common interests of its shareholders. However, in the case of a material revision to specific parts of the Plan, in order to have the opportunity to adequately reflect the intentions of the shareholders, the Company shall submit to the shareholders meeting, for deliberation, a proposal for approval upon introduction of the revised plan, and the revised plan shall come into effect subject to such approval of the shareholders.

(iv)	Effect on the shareholders

(a)	Effect on the shareholders at the time of introduction of the Plan

At the time of introduction of the Plan, stock options will not be issued. Therefore, the Plan will not have a direct specific effect on the rights or economic interests of the shareholders at the time the Plan is introduced.

(b)	Effect on the shareholders and investors upon the issuance of stock options

If the board of directors passes a resolution for the allotment of stock options without contributions as a countermeasure, the shareholders recorded or registered in the last shareholder registry as of the record date shall automatically be the holders of stock options as of the effective date of such allotment. In the case of acquisition of stock options by the Company, the shareholders will receive common share of the Company as consideration for acquisition of the stock options by the Company without payment of monies equivalent to the exercise price. However, for parties who are exempt, the stock options held by such parties may not be subject to acquisition.

(3)	Decisions of the board of directors on the measures above and reasons regarding those decisions

The Company believes that, as stated in (2) (i) above, the Plan was introduced for the purpose of securing and enhancing the corporate value or the common interests of the shareholders, and thus is in line with the basic policies of the Company. Particularly with regard to the Plan, (a) the intentions of the shareholders are emphasized in that (i) their intentions were confirmed through the submissions made for deliberation of the proposal upon the introduction of the Plan at the 97th Annual Shareholders Meeting, and (ii) in the case of material changes to specific parts of the Plan, in order to have the opportunity to adequately reflect the intentions of the shareholders, a proposal for approval of introduction of a revised plan is to be submitted for deliberation at the shareholders’ meeting, and (iii) the revised plan shall come into effect subject to the approval of the shareholders; (b) upon the triggering of countermeasures, opinions of professionals who are third parties independent of the board of directors, may be obtained as necessary; (c) the establishment of a highly independent special committee is to take place, and upon the triggering of countermeasures, a system is in place where the advice of the special committee must be obtained, and the special committee may further seek the opinions of outside professionals who are independent third parties; and (d) there are standards for decisions as to the triggering or non-triggering of countermeasures and other necessary resolutions, among other things. Due to the foregoing reasons, the Company believes that the Plan will not damage the Company’s corporate value or the common interests of its shareholders, nor was it made for the purpose of preservation of the positions of the Company’s directors.

Amounts less than one (1) million yen in this business report will be rounded down, the foregoing shall apply with exception to the current net profit per share and the net asset value per share.

Attachment (2)

Consolidated Balance Sheet

(As of December 31, 2010)

(Millions of yen)

Assets
Current assets	85,438
Cash and cash equivalents	14,055
Notes and accounts receivable	44,495
Securities	9,000
Inventories	15,710
Deferred tax assets	1,031
Other current assets	1,253
Allowance for doubtful receivables	(108)
Fixed assets	88,408
Property, plant and equipment	60,530
Buildings and structures	19,230
Machinery, equipment, and vehicles	17,317
Tools, furniture, and fixtures	2,616
Land	16,859
Lease assets	248
Construction in progress	4,259
Intangible assets	1,294
Lease assets	9
Goodwill	241
Other intangible assets	1,043
Investments and other assets	26,583
Investment securities	13,889
Long-term loans receivable	23
Overdue loans receivable	8,753
Prepaid pension cost	1,987
Deferred tax assets	4,948
Other investments and other assets	2,765
Allowance for doubtful receivables	(5,782)

Total assets	173,847

Liabilities
Current liabilities	36,968
Notes and accounts payable	14,828
Short-term debt	7,481
Lease obligations	89
Accrued income taxes	5,012
Provision for bonuses	67
Allowance for product returned	5
Other current liabilities	9,483
Long-term liabilities	11,851
Long-term debt	6,020
Lease obligations	180
Deferred tax liabilities	976
Accrued retirement benefits for employees	540
Accrued retirement benefits for directors	32
Other long-term liabilities	4,101

Total liabilities	48,820

Net assets
Shareholders’ equity	110,151
Common stock	20,886
Capital surplus	15,088
Retained earnings	77,131
Treasury stock	(2,955)
Valuation and translation adjustments	131
Unrealized holding gain on securities	1,499
Translation adjustments	(1,367)
Minority interests	14,743

Total net assets	125,027

Total liabilities and net assets	173,847

Attachment (3)

Consolidated Statement of Income

(January 1, 2010 to December 31, 2010)

(Millions of yen)

Items	Amounts
Net sales		153,779
Cost of sales		103,491

Gross profit		50,288
Selling, general and administrative expenses		29,016

Operating income		21,271
Non-operating income
Interest and dividend income	429
Equity in earnings of affiliates	342
Miscellaneous income	358	1,130

Non-operating expenses
Interest expenses	246
Foreign currency exchange loss	251
Laboratory relocation expenses	189
Miscellaneous expenses	772	1,459

Ordinary income		20,941
Extraordinary income
Gain on sales of investment securities	12
Reversal of allowance for doubtful receivables	15
Gain on sales and disposal of property, plant and equipment	10
Gain on revision of retirement benefit plan	240	278

Extraordinary loss
Loss on disposal of property, plant and equipment	538
Impairment loss	2,419
Provision for doubtful receivables	236
Loss on valuation of investment in securities	103
Loss on valuation of stocks of subsidiaries and affiliates	6	3,303

Income before income taxes and minority interests		17,917
Income taxes-current	6,583
Income taxes-deferred	(2,575)	4,008

Minority interests		775

Net income		13,133

Attachment (4)

Consolidated Statement of Changes in Net Assets

(January 1, 2010 to December 31, 2010)

(Millions of yen)

	Shareholders’ Equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of December 31, 2009	20,886	15,086	65,638	(2,907)	98,704
Changes of items during the consolidated fiscal year
Dividends from surplus			(1,640)		(1,640)
Net income			13,133		13,133
Purchase of treasury stock				(53)	(53)
Disposal of treasury stock		2		5	7
Net changes of items other than shareholders’ equity during the consolidated fiscal year
Total changes of items during the consolidated fiscal year	—	2	11,492	(48)	11,446

Balance as of December 31, 2010	20,886	15,088	77,131	(2,955)	110,151

	Valuation and translation adjustments			Minority interests	Total net assets
	Unrealized holding gain on securities	Translation adjustment	Total valuation and translation adjustments
Balance as of December 31, 2009	1,469	(725)	744	14,250	113,700
Changes of items during the consolidated fiscal year
Dividends from surplus					(1,640)
Net income					13,133
Purchase of treasury stock					(53)
Disposal of treasury stock					7
Net changes of items other than shareholders’ equity during the consolidated fiscal year	29	(642)	(613)	493	(119)
Total changes of items during the consolidated fiscal year	29	(642)	(613)	493	11,326

Balance as of December 31, 2010	1,499	(1,367)	131	14,743	125,027

Attachment (5)

Notes to Consolidated Financial Statements

(Notes regarding the significant matters that form the basis for preparation of consolidated financial statements)

1.	Matters regarding the scope of consolidation

(1)	Number of consolidated subsidiaries: 24

Names of the principal consolidated subsidiaries: Aronkasei Co., Ltd., Tsurumi Soda, Co., Ltd.

The newly established MT Ethylene Carbonate Co., Ltd. is included in the scope of consolidation from the current consolidated fiscal year.

(2)	Name of the principal non-consolidated subsidiary: Toakenso Co., Ltd.

(Grounds for eliminating the non-consolidated subsidiary from the scope of consolidation)

The non-consolidated subsidiary is eliminated from the scope of consolidation since its total amount of assets, net sales, net income or loss, and retained earnings do not have a serious effect on the consolidated financial statements as a whole.

2.	Matters regarding application of the equity method

(1)	Number of companies accounted for by the equity method: 2

Names of the companies: Chubu Liquid Oxygen Co., Ltd., Elmer’s & Toagosei Co.

(2)	Names of the principal companies among the non-consolidated subsidiaries and affiliates to which the equity method is not applied: TOYO DENKA KOGYO CO., Ltd.

(Grounds for not applying the equity method)

The equity method is not applied to investments in the companies which are not accounted for by the equity method, but rather the cost method is applied since such companies have minor effects on the consolidated net gain and loss and retained earnings, and are not significant with respect to the consolidated financial statements as a whole.

3.	Matters regarding the business year, etc. of the consolidated subsidiaries

The consolidated subsidiaries’ account closing day coincides with the consolidated account closing day.

4.	Matters regarding accounting principles

(1)	The basis and method of evaluation of significant assets

(i)	Securities

a.	Debt securities held-to-maturity:	The amortized cost method

b.	Other securities

Securities with market value:

The fair value method determined based on the average of quoted prices (or their equivalent) in the one-month period prior to the balance sheet date.

Changes in unrealized holding gain or loss are included directly in net assets and costs of securities sold is determined by the moving average method.

	Securities without market value:	The cost method determined by the moving average method

(ii)	Derivatives:	The fair value method

(iii)	Inventories:	Principally, the cost method determined by the moving average method. (The method of write-down is used for the values stated in the balance sheet due to a decline in profitability.)

(2)	Depreciation method for significant depreciated assets

(i)	Property, plant and equipment (except for lease assets):	The straight-line method for the Company and 15 consolidated subsidiaries, and the declining-balance method for the other 6 companies

However, the consolidated subsidiaries adopting the declining-balance method use the straight-line method for the buildings (except for attached structures) purchased on and after April 1, 1998.

Principal estimated useful lives are as follows:
		Buildings and structures Machinery, equipment, and vehicles Tools, furniture, and fixtures	2-75 years 2-15 years 2-20 years

(ii)	Intangible assets (except for lease assets):	The straight-line method The straight-line method based on internal estimated useful life (5 years) is used for software used within the Company.

(iii)	Lease assets (lease assets for finance lease transactions other than those that transfer ownership):

The straight-line method based on the assumption that useful life equals the lease term and the residual value is zero

The finance lease transactions that do not transfer ownership of the leased assets and which have a commencement date on or prior to December 31, 2008, are accounted for using the method equivalent to the method used for ordinary operating lease transactions.

(3)	Accounting policies for significant allowances

(i)	Allowance for doubtful receivables:

In order to prepare for the losses due to default of receivables, the estimated uncollectible amounts are accounted for by taking collectability into consideration, based on a percentage of default performances for ordinary receivables and on an individual basis for specific receivables such as default-doubtful receivables.

(ii)	Provision for bonuses:	In order to cover the payment of bonuses for employees, the 4 consolidated subsidiaries have accounted for the estimated amount to be paid.

(iii)	Accrued retirement benefits for employees:

In order to prepare for the retirement benefits for employees, the provision for retirement benefits is accounted for based on the unrecognized retirement benefit obligations and the estimated pension plan assets as of the end of the current consolidated fiscal year.

When the estimated pension plan assets are less than the unrecognized retirement benefit obligation as adjusted for the unrecognized actuarial gain or loss, the shortage is accounted for as the provision for retirement benefits. When the estimated pension plan assets exceed the unrecognized retirement benefit obligation as adjusted for the unrecognized actuarial gain or loss, the excess is accounted for as prepaid pension cost.

Actuarial gain or loss of the Company is amortized in the consolidated fiscal year following the year in which the gain or loss is recognized by the straight-line method over the average remaining years of service of the eligible employees at the time of such incurrence (13 to 15 years). Actuarial gain or loss of 2 consolidated subsidiaries adopting the principle accounting method is amortized in the consolidated fiscal year following the year in which the actuarial gain or loss is recognized by the straight-line method over a period (5 or 10 years) which is shorter than the average remaining years of service of the eligible employees at the time of such incurrence.

In addition, the prior year service obligation (reduction of obligations) has arisen due to the Company’s revision of its rules for payment of retirement pension plans and rules for retirement lump-sum payment plans as of
April 1, 2004, and such obligation is amortized by the straight-line method over a period (14 years) which is shorter than the average remaining years of service of the eligible employees, at the time such obligation arose. With respect to 1 consolidated subsidiary, the prior year service obligation
(reduction of obligations) has arisen due to the company’s revision of its rules for payment of retirement pension plans and rules for payment of retirement benefits as of April 1, 2005, and such obligation is amortized by the straight-line method over a period (5 years), which is shorter than the average remaining years of service of the eligible employees at the time such obligation arose. With respect to 1 consolidated subsidiary, the prior year service obligation (reduction of obligations) has arisen due to revision of its rules for retirement payments as of October 1, 2010, and such obligation is amortized by the straight-line method over a period (15 years)
which is shorter than the average remaining years of service of the eligible employees, at the time such obligation arose.

(iv)	Accrued retirement benefits for directors:

In order to cover the payment of accrued retirement benefits for directors, the amounts required to be paid at the end of the current consolidated fiscal year, which are calculated based on the internal rules, are accounted for with respect to the directors of the Company and 2 consolidated subsidiaries.

Due to the amendment made to the internal rules, the retirement benefit plan for directors was abolished. With respect to the Company and 2 consolidated subsidiaries, only the amount payable pursuant to interim measures under the internal rules is accounted for.

(v)	Allowance for product returned:	Due to voluntary recall of sold products, 1 company out of the consolidated companies has stated a reasonable estimated amount for costs expected to accrue in the future.

(4)	Principles for translating significant foreign currency assets or liabilities into Japanese currency

Monetary receivables and payables in foreign currency are translated into yen using the spot exchange rate as of the end of the consolidated fiscal year, and translation differences are accounted for as gain and loss.

The assets and liabilities of foreign subsidiaries, etc. are translated into yen using the spot exchange rate as of the end of the consolidated fiscal year, and income and expenses are translated into yen using the periodical average rate. The translation differences are included in the foreign currency translation adjustments and the minority interests in net assets.

(5)	Method of significant hedge accounting

(i)	Method of hedge accounting

The deferred hedge method is adopted.

Special accounting treatment is adopted with respect to interest rate swaps which meet the criteria for special accounting treatment.

(ii)	Hedging instruments and hedged items

Hedging instruments: Interest rate swaps            Hedged items: Loans payable

(iii)	Hedging policy

Interest rate swaps are implemented in order to hedge interest rate fluctuation risk, reduce financing cost, and fix cash flows by swapping between a floating interest rate and a fixed interest rate of interest on loans payable.

In accordance with this policy, the department in charge of finance and accounting conducts such transactions after obtaining approval of the officers in charge of finance and accounting on a per transaction basis, and manages the monthly position/status of gain and loss.

(iv)	Method of evaluating effectiveness of hedging

The effectiveness of hedging is evaluated through determining the correlation between the fluctuation of quotation or the net change of aggregate cash flows of (a) the hedging instruments and (b) the hedged items, by extracting the ratio between them.

The evaluation of effectiveness is omitted with respect to interest rate swaps which are subject to special accounting treatment.

(6)	Other significant matters regarding the preparation of consolidated financial statements

(i)	Accounting for consumption taxes, etc.

The tax exclusion method is adopted.

5.	Matters regarding evaluation of assets and liabilities of the consolidated subsidiaries

The full fair value method is adopted with respect to the matters regarding evaluation of assets and liabilities of the consolidated subsidiaries.

6.	Matters regarding amortization of goodwill and negative goodwill

Goodwill and negative goodwill are amortized evenly over a five-year period on and from the date such goodwill or negative goodwill arose. However, when the amount is small, the entire amount is accounted for in income and loss at the time such goodwill and negative goodwill arose.

(Changes in significant matters that form the basis for preparation of consolidated financial statements)

1.	Application of accounting principles for construction contracts

The completed-contract method has been applied with respect to accounting policies regarding incomes related to construction work undertaken by contractors. However, from the current consolidated fiscal year, “Accounting Standard for Construction Contracts” (Accounting Standards Board of Japan Statement No. 15, December 27, 2007) and “Guidance on Accounting Standard for Construction Contracts” (Accounting Standards Board of Japan Guidance No. 18, December 27, 2007) are applied. The percentage-of-completion method (the cost-ratio method is used to estimate the percentage of completion of the construction) is applied to constructions for which the estimated percentage of completion can be reliably recognized from the portions constructed as of the current consolidated fiscal year; the completed-contract method is applied to constructions other than those for which the estimated percentage of completion can be reliably recognized.

These changes in the application of accounting principles have no effect on income and loss.

2.	Application of the Partial Amendments to Accounting Standard for Retirement Benefits (Part 3)

From the current consolidated fiscal year, the Company has started applying the Partial Amendments to “Accounting Standard for Retirement Benefits” (Part 3) (Accounting Standards Board of Japan Statement No.19, July 31, 2008).

The application of the Partial Amendments has had no material effect on operating income, ordinary income, or income before income taxes and others for the consolidated fiscal year.

(Additional information)

1.	Retirement benefits plan

The Company abolished the tax-qualified pension plan on July 1, 2010, and transferred to the defined benefits corporate pension plan and the defined contribution pension plan. The “Accounting for the Transfer between Retirement Benefit Plans” (Accounting Standards Board of Japan Guidance No. 1, January 31, 2002) is therefore applied, and transferring part of the tax-qualified pension plan to the defined contribution pension plan is treated as partial termination of the retirement benefits plan. The amount affected by the transfer, 240 million yen, is accounted for as “Gain on revision of retirement benefit plan” in extraordinary income.

(Notes to consolidated balance sheet)

1.	Assets pledged as collateral

Factory foundation	Buildings and structures:	6,778 million yen
	Machinery, equipment, and vehicles:	8,394 million yen
	Tools, furniture, and fixtures:	908 million yen
	Land:	3,887 million yen

	Total:	19,968 million yen

The assets stated above are pledged as collateral for long-term loans payable of 70 million yen (including 22 million yen which will be repaid within a year).

2.	Accumulated depreciation on property, plant, and equipment: 164,755 million yen

3.	Guarantee obligation

Hokuriku Ekisan Kogyo Co., Ltd.	Guarantees of indebtedness to financial institutions, etc.:	165 million yen
Employees	Same as above:	9 million yen
Tokai Co-operative Power Co., Inc.	Same as above:	0 million yen

Total		174 million yen

4.	Goodwill and negative goodwill

Goodwill and negative goodwill is stated as the balance obtained by setting off the amount of negative goodwill against the amount of goodwill.

The total amount of goodwill and negative goodwill before the setoff is as follows:

Goodwill:	243 million yen
Negative goodwill:	(1 million yen	)

Balance:	241 million yen

5.	Overdue loans receivable

The overdue loans receivable represents short-term loans receivable, the collection of which is expected to extend over a long period of time.

(Notes to consolidated statement of income)

1.	Impairment loss

(Millions of yen)

Location	Use	Category	Impairment loss
Ryugasaki city, Ibaraki	Company housing	Land and buildings, etc.	776
Tsukuba city, Ibaraki	Adhesives manufacturing facility	Land and buildings	731
Tokushima city, Tokushima	Caustic soda and inorganic chlorides manufacturing facility, etc.	Buildings, machinery and equipment, etc.	622
Nagoya city	Laboratory	Buildings, machinery and equipment, etc.	155
Takatsuki city, Osaka	Idle	Buildings, machinery and equipment, etc.	132
Total			2,419

(Circumstances and grouping method)

As a general rule, the Company and its consolidated subsidiaries have grouped business use assets according to each business section as the smallest identifiable group of assets that generates cash flows that are largely independent of the cash flows from other assets or groups of assets, and have grouped idle assets on an individual basis. Regarding these assets, when there is a decrease in profitability, there is no specific plan for future use, or the recoverable amount of such assets is less than their respective book value, the book value of the assets is written down to its recoverable amount, and the write-down amount is accounted for as the impairment loss (2,419 million yen) in the extraordinary loss.

(Breakdown of impairment loss)

The impairment loss consisted of 662 million yen for buildings, 18 million yen for structures, 389 million yen for machinery and equipment, 1,186 million yen for land, 4 million yen for other, and 158 million yen for removal costs.

(Calculation method, etc. of the recoverable amount)

In the measurement of the impairment loss accounted for in the current consolidated fiscal year, the recoverable amount was calculated based on the appraised value pursuant to the real estate appraisal standards or the memorandum value.

(Notes to consolidated statement of changes in net assets)

1.	Class and total number of issued shares as of the last day of the current consolidated fiscal year

Common shares: 263,992,598 shares

2.	Matters regarding dividends

(1)	Amount of dividends paid

Resolution	Class of shares	Total amount of dividends (Millions of yen)	Dividends per share (Yen)	Record date	Effective date
March 30, 2010, 97th Annual Shareholders Meeting	Common shares	757	3.00	December 31, 2009	March 31, 2010
August 5, 2010, Board of Directors Meeting	Common shares	883	3.50	June 30, 2010	September 6, 2010

(2)	Dividends with a record date in the current consolidated fiscal year but an effective date in the following consolidated fiscal year

The following matters will be proposed at the 98th Annual Shareholders Meeting to be held on March 30, 2011.

Matters regarding dividends on shares of common shares

(i)	Total amount of dividends: 1,387 million yen

(ii)	Source of dividends: Retained earnings

(iii)	Dividends per share: 5 yen 50 sen

(iv)	Record date: December 31, 2010

(v)	Effective date: March 31, 2011.

(Notes on financial instruments)

1.	Matters regarding the status of financial instruments

(1)	Policy on the treatment of financial instruments

Policy on cash investment of the Group is to primarily use short-term deposits and other safe financial instruments, and to chiefly use bank loans for financing needs. Derivative transactions are used for hedging loan interest rate fluctuation risks, and no speculative transactions are conducted.

(2)	Outline of financial instruments and associated risks

Notes and accounts receivable, which are operating receivables, are exposed to customer credit risks. Foreign-currency operating receivables, which are also subject to exchange rate fluctuation risks, are hedged as necessary by foreign-currency loans for the positions net of foreign-currency operating liabilities. Securities and investment securities are mainly certificates of deposit, held-to-maturity securities and operating-related shares, and are exposed to market price fluctuation risks.

Notes and accounts payable, which are operating liabilities, fall due within one (1) year. Part of the notes and accounts payable are denominated in foreign currencies due to the import of raw materials and others and are exposed to exchange rate fluctuation risks, but they constantly remain within the scope of the balance of accounts receivable denominated in the same respective foreign currencies. Loans payable are used for financing of operating transactions and capital expenditures. Part of the loans payable have variable interest rates and are therefore exposed to interest rate fluctuation risks, but are hedged by derivative (interest rate swap) transactions.

Derivative transactions are interest rate swap transactions for hedging loan interest rate fluctuation risks. For hedging instruments, hedged items, hedging policy and method of evaluating effectiveness of hedging in relation to hedge accounting, please refer to the “Method of significant hedge accounting” under the heading “Matters regarding accounting principles.”

(3)	Financial instrument risk control system

(i)	Control of credit risks (risks associated with default of contract by business counterparts)

The sales administration department of the Company periodically monitors operating receivables due from all business counterparts in accordance with the Sales Business Rules, so that any credit risks arising from the deterioration of a business counterpart’s financial condition or other causes may be identified at an early stage and mitigated. The operations or accounting department of our consolidated subsidiaries also monitor the financial and credit status of their business counterparts in accordance with their respective rules.

Credit risks of held-to-maturity securities are minimal, as they are comprised solely of highly-rated securities.

The Company also only conducts business with reputable financial institutions in derivative transactions.

The maximum credit risk value as of the consolidated closing date for the year under review is the value of financial assets that are indicated in the balance sheet and exposed to credit risks.

(ii)	Control of market risks (risks associated with exchange or interest rate fluctuations)

Foreign-currency operating receivables and liabilities are hedged as necessary by foreign-currency loans. Also, interest rate swaps are used in order to control loan interest rate fluctuation risks.

Securities and investment securities are periodically monitored in respect of the market values and financial condition of the issuers (business counterparts).

The department in charge of finance and accounting conducts derivative transactions after obtaining approval of officers in charge of finance and accounting on a per transaction basis, and periodically manages the positions and accrual of any profits or losses.

(iii)	Control of liquidity risks associated with financing (risks of inability to make payments as they become due)

The Company and its consolidated subsidiaries control liquidity risks by developing financing plans and maintaining cash reserves at a certain amount. Liquidity risks are also mitigated by concluding commitment line agreements totaling 10,000 million yen.

(4)	Additional information on fair value of financial instruments

Fair value of financial instruments includes market price-based value and reasonably calculated value if no market value is available. Variation factors have been incorporated in calculating the value, and thus the value may vary if different conditions are applied.

2.	Fair value of financial instruments

Consolidated balance sheet value and fair value of financial instruments at the end of the consolidated fiscal year under review, and the difference between both values, are as follows. Financial instruments whose fair value is extremely difficult to calculate are not included (see Note 2 below).

	Consolidated Balance Sheet Value (Millions of yen)	Fair Value (Millions of yen)	Difference (Millions of yen)
(1) Cash and cash equivalents	14,055	14,055	—
(2) Notes and accounts receivable	44,495	44,495	—
(3) Securities and investment securities
(i) Held-to-maturity securities	101	103	1
(ii) Other securities	19,026	19,026	—
(4) Overdue loans receivable	8,753
Allowance for doubtful receivables (*1)	(5,688)

	3,065	3,065	—

Total assets	80,745	80,746	1

(1) Notes and accounts payable	14,828	14,828	—
(2) Short-term debt	7,481	7,481	—
(3) Long-term debt	6,020	6,067	47

Total liabilities	28,330	28,377	47

Total derivative transactions	—	—	—

(*1:	Excludes allowance for doubtful receivables individually posted as overdue loans receivable.)

Note 1: Calculation of fair value of financial instruments

Assets

(1) Cash and cash equivalents, and (2) Notes and accounts receivable

Fair value is evaluated at book value, since all of these assets are settled in short term and their fair value is almost equal to the book value.

(3) Securities and investment securities

Fair value of stocks is evaluated at market prices at financial instruments exchanges and fair value of securities is evaluated at prices provided by financial instruments exchanges or the relevant financial institutions. Fair value of “Other securities” that are settled in short term is evaluated at book value, as their fair value is almost equal to the book value.

(4) Overdue loans receivable

Loan losses with respect to overdue loans receivable are projected based on the estimated collectible amount determined from each borrower’s financial condition. Therefore, fair value is close to the amount obtained by deducting the present value of projected loan losses from the balance sheet value as of the consolidated closing date. Accordingly, the fair value is deemed to be the amount obtained by the deduction.

Liabilities

(1) Notes and accounts payable, and (2) Short-term debt

Fair value is evaluated at book value, since these liabilities are settled in short term and their fair value is almost equal to the book value.

(3) Long-term debt

The fair value of long-term debt is evaluated at the present value at which the sum of the principal and interest is discounted by the rate that may be applied in borrowing a new loan under similar terms and conditions.

Derivative transactions

Derivatives that are subject to special treatment of interest rate swaps are treated together with hedged long-term debt, and the amounts thereof are therefore included in the fair value of such long-term debt.

Note 2: Financial instruments whose fair value is extremely difficult to calculate

Consolidated Balance Sheet Value (Millions of yen)
Shares in subsidiaries and affiliates
Shares in non-consolidated subsidiaries and affiliates	2,260
Other securities
Unlisted shares	1,142
Other	357
Total	3,760

It is extremely difficult to calculate the fair value of these items, as they do not have market prices and future cash flow cannot be estimated. Therefore, they are not included in “Assets: (3) Securities and investment securities.”

(Notes on investment and rental properties)

Disclosure of this information is omitted, due to the insignificance of investment and rental property to the Group.

(Notes on net assets/net income per share)

1.	Net assets per share:	437.17 yen
2.	Net income per share:	52.05 yen

(Significant subsequent events)

1.	Execution of share exchange agreement

The Company and Aronkasei Co., Ltd. executed a share exchange agreement after having resolved at their respective board of directors meetings on February 10, 2011, to conduct a share exchange (the “Share Exchange”) which would make Aronkasei Co., Ltd. a wholly-owned subsidiary of the Company.

(1)	Purpose

The Company intends that the conversion of Aronkasei Co., Ltd. into a wholly-owned subsidiary will enable prompt management decisions and efficient business operations. In addition, through sharing information with the Company in terms of research and technology development, sales development, manufacturing technology and management systems, and closer cooperation with management resources, the expansion of business and efficient operation will become possible.

(2)	Method of share exchange

The Share Exchange will result in the Company becoming the wholly-owning parent company in share exchange of Aronkasei Co., Ltd., and Aronkasei Co., Ltd. will become a wholly-owned subsidiary in share exchange of the Company. The Company is scheduled to implement the Share Exchange without obtaining the approval of the shareholders’ meeting by using a simplified share exchange procedure under Article 796, paragraph 3 of the Companies Act. Aronkasei Co., Ltd. is scheduled to obtain approval of the share exchange agreement at the ordinary general shareholders’ meeting to be held on March 25, 2011.

(3)	Effective date

The Share Exchange is scheduled to take effect on July 1, 2011.

(4)	Allotment of shares in share exchange

For every one (1) share of common shares of Aronkasei Co., Ltd., 1.25 shares of common shares of the Company will be allotted.

(5)	Number of shares to be delivered through the Share Exchange

The Company shall deliver by allotment 19,472,501 common shares through the Share Exchange, and the shares to be delivered therefor are scheduled to be appropriated by the treasury shares held by the Company. In case of any shortfall due to the number of treasury shares, new common shares are scheduled to be issued.

2.	Acquisition of treasury shares

The Company has passed resolutions at its board of directors meeting on February 10, 2011, on the acquisition of treasury shares by the Company pursuant to the provisions of Article 156 of the Companies Act which is applied by replacement in accordance with the provision of Article 165, paragraph 3 of the said Act.

(1)	Grounds for conducting acquisition of treasury shares

(i)	The Company, by resolution at its board of directors meeting on February 10, 2011, decided to make Aronkasei Co., Ltd. its wholly-owned subsidiary through a share exchange and executed a Share Exchange Agreement with Aronkasei Co., Ltd. The Company will acquire treasury shares in order to allot and deliver shares to eligible shareholders of Aronkasei Co., Ltd. pursuant to the share exchange agreement.

(ii)	The Company will acquire treasury shares in order to enable flexible capital policies corresponding to changes in the business environment.

(2)	Details concerning matters for acquisition

(i)	Class of shares to be acquired

Common shares of the Company

(ii)	Total number of shares to be acquired

Up to a maximum of 12 million shares

(iii)	Total acquisition value

Up to a maximum of 5 billion yen

(iv)	Period of acquisition

February 14, 2011 through December 22, 2011

Attachment (6)

Balance Sheet

(As of December 31, 2010)

(Millions of yen)

Assets
Current assets	54,307
Cash and cash equivalents	10,009
Notes receivable	3,970
Accounts receivable	19,644
Securities	9,000
Merchandise and finished goods	4,984
Raw materials and supplies	2,448
Short-term loans receivable from subsidiaries and affiliates	816
Prepaid expenses	247
Deferred tax assets	592
Other current assets	2,615
Allowance for doubtful receivables	(22)
Fixed assets	78,642
Property, plant and equipment	35,830
Buildings	9,632
Structures	2,327
Machinery and equipment	8,695
Vehicles	26
Tools, furniture, and fixtures	1,167
Land	13,558
Lease assets	91
Construction in progress	331
Intangible assets	550
Goodwill	99
Right of using facilities	146
Patent right	0
Software	304
Investments and other assets	42,261
Investment securities	10,223
Shares of subsidiaries and affiliates	18,537
Investments in capital of subsidiaries and affiliates	360
Long-term loans receivable from subsidiaries and affiliates	3,898
Overdue loans receivable	8,753
Long-term prepaid expenses	439
Prepaid pension cost	1,987
Deferred tax assets	3,433
Other investments and other assets	378
Allowance for doubtful receivables	(5,750)

Total assets	132,950

Liabilities
Current liabilities	47,585
Accounts payable	7,809
Short-term debt	7,160
Lease obligations	33
Accrued liability	4,458
Accrued expenses	853
Accrued income taxes	3,164
Advances received	6
Deposits received	24,096
Unearned revenue	2
Long-term liabilities	7,743
Long-term debt	5,826
Lease obligations	63
Accrued retirement benefits for directors	25
Other long-term liabilities	1,828

Total liabilities	55,328

Net assets
Shareholders’ equity	76,458
Common stock	20,886
Capital surplus	18,355
Capital reserve	18,031
Other capital surplus	323
Retained earnings	40,172
Retained earnings reserve	3,990
Other retained earnings	36,182
General reserve	16,415
Retained earnings brought forward	19,767
Treasury stock	(2,955)
Valuation and translation adjustments	1,163
Unrealized holding gain on securities	1,163

Total net assets	77,622

Total liabilities and net assets	132,950

Attachment (7)

Statement of Income

(January 1, 2010 to December 31, 2010)

(Millions of yen)

Items	Amounts
Net sales		79,704
Cost of sales		55,254

Gross profit		24,449
Selling, general and administrative expenses		13,379

Operating income		11,070
Non-operating income
Interest and dividend income	2,002
Miscellaneous income	324	2,327

Non-operating expenses
Interest expenses	311
Miscellaneous expenses	1,034	1,346

Ordinary income		12,051
Extraordinary income
Gain on sales and disposal of property, plant and equipment	1
Reversal of allowance for doubtful receivables	376
Gain on revision of retirement benefit plan	240	617

Extraordinary loss
Loss on disposal of property, plant and equipment	412
Impairment loss	1,500
Provision for doubtful receivables	236
Loss on valuation of investment in securities	94	2,243

Income before income taxes		10,425
Income taxes-current	3,520
Income taxes-deferred	(2,598)	921

Net income		9,504

Attachment (8)

Statement of Changes in Net Assets

(January 1, 2010 to December 31, 2010)

(Millions of yen)

	Shareholders’ Equity
	Common stock	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Retained earnings reserve	Other retained earnings		Total retained earnings
						General reserve	Retained earnings brought forward
Balance as of December 31, 2009	20,886	18,031	321	18,353	3,990	16,415	11,903	32,308
Changes of items during the business year
Dividends from surplus							(757)	(757)
Interim dividends from surplus							(883)	(883)
Net income							9,504	9,504
Purchase of treasury stock
Disposal of treasury stock			2	2
Net changes of items other than shareholders’ equity during the business year
Total changes of items during the business year	—	—	2	2	—	—	7,863	7,863

Balance as of December 31, 2010	20,886	18,031	323	18,355	3,990	16,415	19,767	40,172

	Shareholders’ Equity		Valuation and translation adjustments		Total net assets
	Treasury stock	Total shareholders’ equity	Unrealized holding gain on securities	Total valuation and translation adjustments
Balance as of December 31, 2009	(2,907)	68,640	1,123	1,123	69,764
Changes of items during the business year
Dividends from surplus		(757)			(757)
Interim dividends from surplus		(883)			(883)
Net income		9,504			9,504
Purchase of treasury stock	(53)	(53)			(53)
Disposal of treasury stock	5	7			7
Net changes of items other than shareholders’ equity during the business year			39	39	39
Total changes of items during the business year	(48)	7,817	39	39	7,857

Balance as of December 31, 2010	(2,955)	76,458	1,163	1,163	77,622

Attachment (9)

Notes to Non-consolidated Financial Statements

(Notes regarding the matters related to significant accounting policies)

1.	The basis and method of evaluation of securities

Debt securities held-to-maturity:	The amortized cost method

Securities of subsidiaries and affiliates:	The cost method determined by the moving average method
Other securities:
Securities with market value:

The fair value method determined based on the average of quoted prices (or their equivalent) in the one-month period prior to the balance sheet date.

Changes in unrealized holding gain or loss are included directly in net assets and cost of securities sold is determined by the moving average method.

Securities without market value:	The cost method determined by the moving average method

2.	The basis of evaluation of derivatives:	The fair value method

3.	The basis and method of evaluation of inventories:	The cost method determined by the moving average method (The method of write-down is used for the values stated in the balance sheet due to a decline in profitability.)

4.	Depreciation method for fixed assets

Property, plant and equipment (except for lease assets):	The straight-line method
Estimated useful lives for principal assets are as follows:
	Buildings and structures Machinery, equipment, and vehicles Tools, furniture, and fixtures	3-75 years 2-15 years 2-20 years

Intangible assets (except for lease assets):	The straight-line method The straight-line method based on internal estimated useful life (5 years) is used for software used within the Company.

Long-term prepaid expenses:	The straight-line method

Lease assets (lease assets for finance lease transactions other than those that transfer ownership):

The straight-line method based on the assumption that useful life equals the lease term and the residual value is zero

The finance lease transactions that do not transfer ownership of the leased assets and which have a commencement date on or prior to December 31, 2008, are accounted for using the method equivalent to the method for ordinary operating lease transactions.

5.	Accounting policies for allowances

Allowance for doubtful receivables:	In order to prepare for the losses due to default of receivables, the estimated uncollectible amounts are accounted for by taking collectability into consideration, based on a percentage of default performances for ordinary receivables and on an individual basis for specific receivables such as doubtful receivables.

Accrued retirement benefits for employees:

In order to prepare for the retirement benefits for employees, the provision for retirement benefits is accounted for based on the unrecognized retirement benefit obligation and the estimated pension plan assets as of the balance sheet date.

When the estimated pension plan assets are less than the unrecognized retirement benefit obligation as adjusted for the unrecognized actuarial gain or loss, the shortage is accounted for as the provision for retirement benefits. When the estimated pension plan assets exceed the unrecognized retirement benefit obligation as adjusted for the unrecognized actuarial gain or loss, the excess is accounted for as prepaid pension cost.

Actuarial gain or loss is amortized in the fiscal year following the year in which the gain or loss is recognized by the straight-line method over the average remaining years of service of the eligible employees at the time of such incurrence (13 to 15 years).

In addition, the prior year service obligation (reduction of obligations) has arisen due to the Company’s revision of its rules for payment of retirement pension plans and rules for retirement lump-sum payment plans as of April 1, 2004, and such obligation is amortized by the straight-line method over a period (14 years) which is shorter than the average remaining years of service of the eligible employees, at the time such obligation arose.

Accrued retirement benefits for directors:	Due to the amendment to the internal rules made in the 89th business year, the retirement benefit plan for directors was abolished. Only the amount payable pursuant to interim measures under the internal rules is accounted for.

6.	Method of hedge accounting

(1)	Method of hedge accounting

The deferred hedge method is adopted.

Special accounting treatment is adopted with respect to interest rate swaps which meet the criteria for special accounting treatment.

(2)	Hedging instruments and hedged items

Hedging instruments: Interest rate swaps            Hedged items: Loans payable

(3)	Hedging policy

Interest rate swaps are implemented in order to hedge interest rate fluctuation risk, reduce financing cost, and fix cash flows by swapping between a floating interest rate and a fixed interest rate of interest on loans payable.

In accordance with the policy, the department in charge of finance and accounting conducts such transactions after obtaining approval of the officers in charge of finance and accounting on a per transaction basis, and manages the monthly position/status of gain and loss.

(4)	Method of evaluating effectiveness of hedging

The effectiveness of hedging is evaluated through determining the correlation between the fluctuation of quotation or the net change of aggregate cash flows of (a) the hedging instruments and (b) the hedged items, by extracting the ratio between them.

The evaluation of effectiveness is omitted with respect to interest rate swaps which are subject to special accounting treatment.

7.	Accounting for consumption taxes, etc.

The tax exclusion method is adopted.

(Change in significant accounting policies)

1.	Application of the Partial Amendments to Accounting Standard for Retirement Benefits (Part 3)

From the current business year, the Company has started applying the Partial Amendments to “Accounting Standard for Retirement Benefits” (Part 3) (Accounting Standards Board of Japan Statement No.19, July 31, 2008).

The application of the Partial Amendments has had no material effect on operating income, ordinary income, or income before income taxes for the business year.

(Additional information)

1.	Retirement benefits plan

The Company abolished the tax-qualified pension plan on July 1, 2010, and transferred to the defined benefits corporate pension plan and the defined contribution pension plan. The “Accounting for the Transfer between Retirement Benefit Plans” (Accounting Standards Board of Japan Guidance No. 1, January 31, 2002) is therefore applied, and transferring part of the tax-qualified pension plan to the defined contribution pension plan is treated as partial termination of the retirement benefits plan. The amount affected by the transfer, 240 million yen, is accounted for as “Gain on revision of retirement benefit plan” in extraordinary income.

(Notes to balance sheet)

1.	Matters regarding assets pledged as collateral

(1)	Assets pledged as collateral

Factory foundation
Buildings:	4,478 million yen
Structures:	2,054 million yen
Machinery and equipment:	7,980 million yen
Vehicles:	20 million yen
Tools, furniture and fixtures:	908 million yen
Land:	3,706 million yen

Total:	19,148 million yen

(2)	Obligations for the above assets

There is a revolving mortgage over the above assets, however, there is no obligation due as of the end of the business year.

2.	Accumulated depreciation on property, plant and equipment: 84,843 million yen

3.	Matters regarding guarantee obligations

Guarantee obligations to financial institutions and others for the loans payable of subsidiaries and affiliates and others:	442 million yen

4.	Monetary receivables and liabilities to subsidiaries and affiliates

Short-term monetary receivables from subsidiaries and affiliates:	7,002 million yen
Long-term monetary receivables from subsidiaries and affiliates:	3,913 million yen
Short-term monetary liabilities to subsidiaries and affiliates:	26,228 million yen

5.	Overdue loans receivable

The overdue loans receivable represents short-term loans receivable, the collection of which is expected to extend over a long period of time.

(Notes to statement of income)

1.	Transactions with subsidiaries and affiliates

Net sales from transactions with subsidiaries and affiliates:	11,880 million yen
Goods purchased from subsidiaries and affiliates:	17,619 million yen
Non-operating transactions with subsidiaries and affiliates:	1,732 million yen

2.	Impairment loss

The Company accounts for the impairment loss for the following asset groups.

(Millions of yen)

Location	Use	Category	Impairment loss
Ryugasaki city, Ibaraki	Company housing	Land and buildings, etc.	776
Tokushima city, Tokushima	Caustic soda and inorganic chlorides manufacturing facility, etc.	Buildings, machinery and equipment, etc.	622
Nagoya city	Idle	Buildings	101

Total			1,500

(Circumstances and grouping method)

The Company has grouped idle assets on an individual basis. Regarding these assets, when there is no specific plan for future use, or the recoverable amount of such assets is less than their respective book value, the book value of the assets is written down to its recoverable amount, and the write-down amount is accounted for as the impairment loss in the extraordinary loss.

Due to the fact that (a) the tenancy rate declined for the company housing, (b) a determination was made to replace the caustic soda and inorganic chlorides manufacturing facility, etc. upon rebuilding the factory, and (c) there is no diversion plan for the idle assets, the book value of the assets is written down to its recoverable amount, and the write-down amount is accounted for as the impairment loss (1,500 million yen) in the extraordinary loss for the business year.

(Breakdown of impairment loss)

The impairment loss consisted of 449 million yen for buildings, 8 million yen for structures, 386 million yen for machinery and equipment, 497 million yen for land, and 158 million yen for removal costs.

(Calculation method, etc. of the recoverable amount)

In the measurement of the impairment loss accounted for in the business year, the recoverable amount was calculated based on the appraised value pursuant to the real estate appraisal standards or the memorandum value.

(Notes to statement of change in net assets)

1.	Matters regarding class and number of shares of treasury stock

(Thousands of shares)

	End of the previous business year	Increase during the business year	Decrease during the business year	End of the business year
Class
Common shares (Note) 1, 2	11,603	142	20	11,725

Total	11,603	142	20	11,725

(Note)

1	The increase during the business year is due to purchase of shares less than one unit.
2	The decrease during the business year is due to sale of shares less than one unit.

(Notes to tax effect accounting)

1.	Breakdown of deferred tax assets and liabilities categorized by major reasons for incurrence

(Millions of yen)

Deferred tax assets
Excess allowance for doubtful receivables	2,330
Accrued impairment loss	1,750
Excess provision for retirement benefits	989
Accrued loss on valuation of investment in securities	841
Enterprise tax payable	256
Excess depreciation expense	150
Accrued loss on valuation of golf club memberships	55
Accrued loss on discontinued operations	21
Excess provision for directors’ retirement benefits	10
Other	900

Gross deferred tax assets	7,306
Valuation allowance	-1,940

Total deferred tax assets	5,366

Deferred tax liabilities
Gain on retirement benefit trust	-754
Unrealized holding gain on securities	-585
Total deferred tax liabilities	-1,340

Net deferred tax assets	4,026

(Notes to leased fixed assets)

1.	In addition to the fixed assets accounted for in the balance sheet, the Company uses computers, computer peripheral equipment, and other office machinery or the like under the lease contracts.

The following table represents the finance lease transactions other than those recognized as transactions which transfer ownership of the leased assets to the lessee.

(1)	The acquisition cost equivalent amount, accumulated depreciation equivalent amount, accumulated impairment loss equivalent amount, and amount equivalent to balance at the end of the period of the leased assets

(Millions of yen)

	Acquisition cost equivalent amount	Accumulated depreciation equivalent amount	Amount equivalent to balance at the end of the period
Tools, furniture and fixtures	69	59	10

Total	69	59	10

(Note)	The acquisition cost equivalent amount is calculated by adding the interest paid, since the unexpired lease fee balance at the end of the period accounts for a small portion of the balance, etc. of property, plant, and equipment at the end of the period.

(2)	Amount equivalent to the unexpired lease fee balance at the end of the period

Within 1 year:	8 million yen
Over 1 year:	2 million yen

Total:	10 million yen

(Note)	The amount equivalent to the unexpired lease fee balance at the end of the period is calculated by adding the interest paid, since the unexpired lease fee balance at the end of the period accounts for a small portion of the balance, etc. of property, plant and equipment at the end of the period.

(3)	Lease fee payable, reversal of impairment loss for lease assets account, amount equivalent to depreciation expense and impairment loss

Lease fee payable:	23 million yen
Amount equivalent to depreciation expense:	23 million yen

(4)	Calculation method of amount equivalent to depreciation expense

Straight-line method based on the assumption that useful life equals the lease term and the residual value is zero

(5)	Impairment Loss

There is no impairment loss allocated to lease assets.

(Notes to transactions with affiliated parties)

1.	Subsidiaries and others

(Millions of yen)

Attributes	Name of company	Location	Capital	Business	Holding ratio of voting rights, etc.	Relationship		Transaction	Transaction amount	Account	Balance at the end of the period
						Interlocking officers, etc.	Business relationship
Subsidiary	Toagosei Singapore Pte Ltd.	Singapore	60,571 (Thousands of Singapore Dollar)	Manufacture and sale of chemical industrial products	100% direct ownership	6 interlocking officers	Manufactures some products that the Company sells	Fund lending	1,168	Short-term loans receivable from subsidiaries and affiliates	24
										Long-term loans receivable from subsidiaries and affiliates	464
	Oita Chemical Co., Ltd.	Oita-shi, Oita, Japan	450	Manufacture of chemical industrial products	90% direct ownership	5 interlocking officers	Manufactures some products that the Company sells	Purchase of products from the subsidiary	6,445	Accounts payable	869
								Fund lending	2,628	Short-term loans receivable from subsidiaries and affiliates	201
										Long-term loans receivable from subsidiaries and affiliates	2,966
								Agency Purchase	—	Advances paid	1,486

(Notes)

1	Transaction conditions and transaction conditions determination policy, etc.

With respect to the interest for lending, the interest rate is reasonably determined by taking into consideration market interest rates.

With respect to the purchase price of products, it is determined by taking into consideration the total costs which the subsidiary states it incurred.

With respect to the agency purchase, the purchase amount is not included in the transaction amount since the price is the same as the market procurement price.

2	The transaction amounts include foreign currency exchange gains and losses.

(Notes to net assets/net income per share)

1.	Net assets per share:	307.70 yen
2.	Net income per share for the period:	37.67 yen

(Significant subsequent events)

1.	Execution of share exchange agreement

The Company and Aronkasei Co., Ltd. executed a share exchange agreement after having resolved at their respective board of directors meetings on February 10, 2011, to conduct a share exchange (the “Share Exchange”) which would make Aronkasei Co., Ltd. a wholly-owned subsidiary of the Company.

(1)	Purpose

The Company intends that the conversion of Aronkasei Co., Ltd. into a wholly-owned subsidiary will enable prompt management decisions and efficient business operations. In addition, through sharing information with the Company in terms of research and technology development, sales development, manufacturing technology and management systems, and closer cooperation with management resources, expansion of business and efficient operation will become possible.

(2)	Method of share exchange

The Share Exchange will result in the Company becoming the wholly-owning parent company in share exchange of Aronkasei Co., Ltd., and Aronkasei Co., Ltd. will become a wholly-owned subsidiary in share exchange of the Company. The Company is scheduled to implement the Share Exchange without obtaining the approval of the shareholders’ meeting by using a simplified share exchange procedure under Article 796, paragraph 3 of the Companies Act. Aronkasei Co., Ltd. is scheduled to obtain approval of the share exchange agreement at the ordinary general shareholders’ meeting to be held on March 25, 2011.

(3)	Effective date

The Share Exchange is scheduled to take effect on July 1, 2011.

(4)	Allotment of shares in share exchange

For every one (1) share of common shares of Aronkasei Co., Ltd., 1.25 shares of common shares of the Company will be allotted.

(5)	Number of shares to be delivered through the Share Exchange

The Company shall deliver by allotment 19,472,501 common shares through the Share Exchange, and the shares to be delivered therefor are scheduled to be appropriated by the treasury shares held by the Company. In case of any shortfall due to the number of treasury shares, new common shares are scheduled to be issued.

2.	Acquisition of treasury shares

The Company has passed resolutions at its board of directors meeting on February 10, 2011, on the acquisition of treasury shares by the Company pursuant to the provisions of Article 156 of the Companies Act which is applied by replacement in accordance with the provision of Article 165, paragraph 3 of the said Act.

(1)	Grounds for conducting acquisition of treasury shares

(i)	The Company, by resolution at its board of directors meeting on February 10, 2011, decided to make Aronkasei Co., Ltd. its wholly-owned subsidiary through a share exchange and executed a Share Exchange Agreement with Aronkasei Co., Ltd. The Company will acquire treasury shares in order to allot and deliver shares to eligible shareholders of Aronkasei Co., Ltd. pursuant to the share exchange agreement.

(ii)	The Company will acquire treasury shares in order to enable flexible capital policies corresponding to changes in the business environment.

(2)	Details concerning matters for acquisition

(i)	Class of shares to be acquired

Common shares of the Company

(ii)	Total number of shares to be acquired

Up to maximum of 12 million shares

(iii)	Total acquisition value

Up to maximum of 5 billion yen

(iv)	Period of acquisition

February 14, 2011 through December 22, 2011

Attachment (10)

Accounting Auditors’ Accounting Audit Report for the Consolidated Financial Statements

Independent Auditors’ Audit Report

February 10, 2011

To: Board of directors of TOAGOSEI CO., LTD.

Ernst & Young ShinNihon LLC

Kiyotada Osada

Designated limited liability partner and Engagement partner,

Certified public accountant , [Seal]

Motoaki Ikeuchi

Designated limited liability partner and Engagement partner,

Certified public accountant , [Seal]

Rikio Watanabe

Designated limited liability partner and Engagement partner,

Certified public accountant , [Seal]

Pursuant to the provision of Article 444 (4) of the Companies Act, this auditing corporation (“Us” or “We”) audited the consolidated financial statements for TOAGOSEI CO., LTD. (the “Company”), namely, the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and notes to consolidated financial statements for the consolidated fiscal year from January 1, 2010 to December 31, 2010. The preparation of these consolidated financial statements is the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements from an independent perspective.

We conducted our audit in accordance with generally accepted auditing standards in Japan. Those auditing standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misrepresentations. An audit was conducted on the basis of audit by testing, and included an examination of the descriptions in the consolidated financial statements as a whole, including the accounting policies adopted by the management, the method of application thereof and an evaluation of the estimate conducted by management. We believe that as a result of the audit, we have obtained a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the conditions of the properties and income during the period for the relevant consolidated financial statements of the corporate group consisting of the Company and its consolidated subsidiaries, in compliance with the generally accepted corporate accounting standards in Japan.

Additional Information

1.	As described in “Significant Subsequent Events”, the Company has resolved, at its board of directors’ meeting held on February 10, 2011, to conduct conversion of ARONKASEI CO., LTD. to a wholly-owned subsidiary of the Company through a share exchange, and has executed a share exchange agreement.

2.	As described in “Significant Subsequent Events”, the Company has resolved, at its board of directors’ meeting held on February 10, 2011, the matters regarding acquisition of treasury shares.

There are no interests between the Company and our firm or the engagement partners which are required to be noted under the provisions of the Certified Public Accountants Act.

End

Attachment (11)

Accounting Auditors’ Accounting Audit Report

Independent Auditors’ Audit Report

February 10, 2011

To: Board of directors of TOAGOSEI CO., LTD.

Ernst & Young ShinNihon LLC

Kiyotada Osada

Designated limited liability partner and Engagement partner,

Certified public accountant , [Seal]

Motoaki Ikeuchi

Designated limited liability partner and Engagement partner,

Certified public accountant , [Seal]

Rikio Watanabe

Designated limited liability partner and Engagement partner,

Certified public accountant , [Seal]

Pursuant to the provision of Article 436 (2) (i) of the Companies Act, this auditing corporation (“Us” or “We”) audited the financial statements for TOAGOSEI CO., LTD. (the “Company”), namely, the balance sheet, statement of income, statement of changes in net assets, and notes to non-consolidated financial statements, and the supplemental schedules thereof for the 98th business year from January 1, 2010 to December 31, 2010. The preparation of these financial statements and the supplemental schedules thereof is the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements and the supplemental schedules thereof from an independent perspective.

We conducted our audit in accordance with generally accepted auditing standards in Japan. Those auditing standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplemental schedules thereof are free of material misrepresentation. An audit was conducted on the basis of audit by testing, and includes an examination of the descriptions in financial statements and the supplemental schedules thereof as a whole, including the accounting policies adopted by the management, the method of application thereof and an evaluation of the estimate conducted by the management. We believe that as a result of the audit, we have obtained a reasonable basis for our opinion.

In our opinion, the financial statements and the supplemental schedules thereof referred to above present fairly, in all material respects, the conditions of the properties and income during the period for the relevant financial statements and the supplemental schedules thereof of the Company, in compliance with the generally accepted corporate accounting standards in Japan.

Additional Information

1.	As described in “Material Subsequent Events”, the Company has resolved, at its board of directors’ meeting held on February 10, 2011, to conduct a conversion of ARONKASEI Co., Ltd. to a wholly-owned subsidiary of the Company through a share exchange, and has executed a share exchange agreement.

2.	As described in “Material Subsequent Events”, the Company has resolved, at its board of directors’ meeting held on February 10, 2011, the matters regarding acquisition of treasury shares.

There are no interests between the Company and our firm or the engagement partners which are required to be noted under the provisions of the Certified Public Accountants Act.

End

Attachment (12)

Board of Corporate Auditors’ Audit Report

Audit Report

Based on the audit report prepared by each corporate auditor with regard to the execution of duties by the directors of TOAGOSEI CO., LTD. (the “Company”) for the 98th business year (from January 1, 2010 to December 31, 2010), the board of corporate auditors of the Company prepares this audit report after deliberation and reports as follows:

1.	Method of audit of the corporate auditors and the board of corporate auditors and the details thereof

The board of corporate auditors specified an audit policy and audit plan, etc., and in addition to receipt of reports from each corporate auditor on the status of implementation and results of audits, received reports from the directors and accounting auditors on the status of execution of their duties and asked them for explanations as necessary.

Each corporate auditor has, in accordance with the auditing standards set forth by the board of corporate auditors, followed the audit policy and audit plan, etc. and sought communications with the directors, Internal Control Section and other employees, etc., and has striven to collect information and improve the audit environment and attended meetings of the board of directors and other material meetings, and received reports from the directors and employees, etc. on the status of execution of their duties, and asked them for explanations as necessary. Each corporate auditor has perused documents whereby the important decisions were made, etc., and examined the status of business and properties at the head office and principal operating offices. In addition, each corporate auditor has monitored and verified the status of the system to ensure compliance with laws and regulations and the articles of incorporation in the execution of duties by the directors, and the details of the resolution made by the board of directors concerning the establishment of the systems stipulated in Article 100 (1) and (3) of the Ordinance for Enforcement of the Companies Act that are necessary to ensure the appropriateness of the businesses of the joint stock company, and the systems established based on the said resolution (internal control systems). Regarding internal controls related to the financial reporting, reports were received from the directors, etc. and Ernst & Young ShinNihon LLC concerning the valuation and the status of auditing of the relevant internal control systems, and explanations were requested as necessary. With regard to the basic policy and respective measures provided in Article 118 (iii) (a) and (b) of the Ordinance for Enforcement of the Companies Act, respectively, which are described in the business report, we have examined the details in consideration of the status of the deliberations at the board of directors’ meetings, etc. With regard to the subsidiaries, we have striven to communicate with and exchange information with the directors and the corporate auditors, etc. of the subsidiaries, and received reports on business from the subsidiaries as necessary. Based on the methods mentioned above, we have reviewed the business reports and the supplemental schedules thereof for the relevant business year.

We have also monitored and verified whether the accounting auditor maintained independence and properly implemented audits, and received reports from accounting auditors as to the status of execution of their duties, and asked them for explanations as necessary. Further, the accounting auditor notified us that the “systems for ensuring proper execution of duties” (matters listed in each item of Article 131 of the Ordinance on Company Accounting) is prepared in accordance with the “Quality Control Standards Relating to Auditing” (October 28, 2005, Business Accounting Council), etc., and we have asked them for explanations as necessary. Based on the methods mentioned above, we have reviewed the financial statements for the relevant business year (balance sheet, statement of income, statement of changes in net assets and notes to non-consolidated financial statements), and the supplemental schedules thereof and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements).

2.	Audit results

(1)	Audit results of business report, etc.

1	We confirm that the business reports and the supplemental schedules thereof fairly present the status of the Company in accordance with the laws and regulations and the Company’s articles of incorporation.

2	We confirm that there has been no dishonest act or material facts in violation of the laws and regulations or the Company’s articles of incorporation in connection with the execution of the duties by the directors.

3	We confirm that the details of the resolution of the board of directors regarding the internal control systems are appropriate. Also, we confirm that there are no matters which are required to be noted with regard to the execution of the duties of the directors in connection with the internal control systems, including internal control regarding the financial reports.

4	We confirm that there are no matters which are required to be noted with regard to the basic policy regarding who should be the parties taking control of the Company’s financial and business policy decisions stated in the business report. Each measure in Article 118 (iii) (b) of the Ordinance for Enforcement of the Companies Act stated in the business report are in line with the said basic policy, and will not hinder the common interests of the Company’s shareholders, nor was it made for the purpose of preservation of the positions of the Company’s officers.

(2)	Audit results of financial statements and the supplemental schedules thereof

We confirm the method and the results of the audit of Ernst & Young ShinNihon LLC, an accounting auditor, are appropriate.

(3)	Audit results of the consolidated financial statements

We confirm the method and the results of the audit of Ernst & Young ShinNihon LLC, an accounting auditor, are appropriate.

February 10, 2011

Board of Corporate Auditors of TOAGOSEI CO., LTD.

Hiroo Taki, Standing corporate auditor, [seal]

Shou Sato, Outside corporate auditor, [seal]

Nobuo Hataya, Corporate auditor, [seal]

Ryoji Miura, Outside corporate auditor, [seal]

End